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                  SECOND AMENDED AND RESTATED CREDIT AGREEMENT

                            DATED AS OF MAY 23, 2007

                                      AMONG

                               NASHUA CORPORATION,

                         VARIOUS FINANCIAL INSTITUTIONS

                                       AND

                       LASALLE BANK NATIONAL ASSOCIATION,

                                    AS AGENT

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                                TABLE OF CONTENTS

SECTION 1  DEFINITIONS ....................................................    1
   1.1   Definitions ......................................................    1
   1.2   Other Interpretive Provisions ....................................   17

SECTION 2  COMMITMENTS OF THE BANKS; BORROWING, CONVERSION AND LETTER OF
           CREDIT PROCEDURES ..............................................   18
   2.1   Commitments ......................................................   18
      2.1.1   Revolving Loan Commitment ...................................   18
      2.1.2   Term Loan Commitment ........................................   18
      2.1.3   L/C Commitment ..............................................   18
   2.2   Loan Procedures ..................................................   19
      2.2.1   Various Types of Loans ......................................   19
      2.2.2   Borrowing Procedures ........................................   19
      2.2.3   Conversion and Continuation Procedures ......................   19
   2.3   Letter of Credit Procedures ......................................   20
      2.3.1   L/C Applications ............................................   20
      2.3.2   Participations in Letters of Credit .........................   21
      2.3.3   Reimbursement Obligations ...................................   21
      2.3.4   Limitation on Obligations of Issuing Bank ...................   22
      2.3.5   Funding by Banks to Issuing Bank ............................   23
   2.4   Commitments Several ..............................................   23
   2.5   Certain Conditions ...............................................   23

SECTION 3  NOTES EVIDENCING LOANS .........................................   23
   3.1   Notes ............................................................   23
   3.2   Recordkeeping ....................................................   24

SECTION 4  INTEREST .......................................................   24
   4.1   Interest Rates ...................................................   24
   4.2   Interest Payment Dates ...........................................   24
   4.3   Setting and Notice of LIBOR Rates ................................   24
   4.4   Computation of Interest ..........................................   25

SECTION 5  FEES ...........................................................   25
   5.1   Non-Use Fee ......................................................   25
   5.2   Letter of Credit Fees ............................................   25
   5.3   Annual Agent's Fees ..............................................   26
   5.4   Loan Fee .........................................................   26

SECTION 6  REDUCTION OR TERMINATION OF THE REVOLVING COMMITMENT AMOUNT;
           PREPAYMENTS ....................................................   26
   6.1   Reduction or Termination of the Revolving Commitment Amount ......   26
      6.1.1   Voluntary Reduction or Termination of the Revolving
              Commitment Amount ...........................................   26
      6.1.2   Mandatory Reductions of the Revolving Commitment ............   26
      6.1.3   All Reductions of the Revolving Commitment Amount ...........   26
   6.2   Prepayments ......................................................   26
      6.2.1   Voluntary Prepayments .......................................   26
      6.2.2   Mandatory Prepayments .......................................   27
   6.3   All Prepayments ..................................................   27
   6.4   Repayments .......................................................   27

SECTION 7  MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES ................   28
   7.1   Making of Payments ...............................................   28
   7.2   Application of Certain Payments ..................................   28
   7.3   Due Date Extension ...............................................   28
   7.4   Setoff ...........................................................   29
   7.5   Proration of Payments ............................................   29
   7.6   Taxes ............................................................   29

SECTION 8  INCREASED COSTS; SPECIAL PROVISIONS FOR LIBOR LOANS ............   31
   8.1   Increased Costs ..................................................   31
   8.2   Basis for Determining Interest Rate Inadequate or Unfair .........   32
   8.3   Changes in Law Rendering LIBOR Loans Unlawful ....................   32
   8.4   Funding Losses ...................................................   33
   8.5   Right of Banks to Fund through Other Offices .....................   33
   8.6   Discretion of Banks as to Manner of Funding ......................   34
   8.7   Mitigation of Circumstances; Replacement of Banks ................   34
   8.8   Conclusiveness of Statements; Survival of Provisions .............   34

SECTION 9  WARRANTIES .....................................................   35
   9.1   Organization .....................................................   35
   9.2   Authorization; No Conflict .......................................   35
   9.3   Validity and Binding Nature ......................................   35
   9.4   Financial Condition ..............................................   35
   9.5   No Material Adverse Change .......................................   36
   9.6   Litigation and Contingent Liabilities ............................   36
   9.7   Ownership of Properties; Liens ...................................   36
   9.8   Subsidiaries .....................................................   36
   9.9   Pension Plans ....................................................   36
   9.10  Investment Company Act ...........................................   37
   9.11  Intentionally Deleted ............................................   37
   9.12  Regulation U .....................................................   37

   9.13  Taxes ............................................................   37
   9.14  Solvency, etc ....................................................   37
   9.15  Environmental Matters ............................................   37
   9.16  Real Property ....................................................   38
   9.17  Information ......................................................   38
   9.18  Intellectual Property ............................................   39
   9.19  Labor Matters ....................................................   39
   9.20  No Default .......................................................   39
   9.21  OFAC .............................................................   39
   9.22  PATRIOT Act ......................................................   39

SECTION 10 COVENANTS ......................................................   40
   10.1  Reports, Certificates and Other Information ......................   40
      10.1.1  Annual Report ...............................................   40
      10.1.2  Interim Reports .............................................   40
      10.1.3  Compliance Certificates .....................................   40
      10.1.4  Reports to the SEC and to Shareholders ......................   41
      10.1.5  Notice of Default, Litigation and ERISA Matters .............   41
      10.1.6  Borrowing Base Certificates .................................   42
      10.1.7  Management Reports ..........................................   42
      10.1.8  Projections .................................................   42
      10.1.9  Subordinated Debt Notices ...................................   42
      10.1.10 Other Information ...........................................   42
   10.2  Books, Records and Inspections ...................................   42
   10.3  Maintenance of Property; Insurance ...............................   43
   10.4  Compliance with Laws; Payment of Taxes and Liabilities ...........   44
   10.5  Maintenance of Existence, etc ....................................   44
   10.6  Financial Covenants ..............................................   44
      10.6.1  Fixed Charge Coverage Ratio .................................   44
      10.6.2  Funded Debt to Adjusted EBITDA Ratio ........................   44
      10.6.3  Capital Expenditures ........................................   45
   10.7  Limitations on Debt ..............................................   45
   10.8  Liens ............................................................   45
   10.9  Restricted Payments ..............................................   46
   10.10 Mergers, Consolidations, Acquisitions Sales ......................   47
   10.11 Modification of Organizational Documents .........................   47
   10.12 Use of Proceeds ..................................................   47
   10.13 Further Assurances ...............................................   48
   10.14 Transactions with Affiliates .....................................   48
   10.15 Employee Benefit Plans ...........................................   48
   10.16 Environmental Matters ............................................   48
   10.17 Unconditional Purchase Obligations ...............................   49
   10.18 Inconsistent Agreements ..........................................   49
   10.19 Business Activities ..............................................   49
   10.20 Investments ......................................................   49
   10.21 Fiscal Year ......................................................   50

   10.22 Cancellation of Debt .............................................   50
   10.23 Negative Pledge on Real Property .................................   50

SECTION 11 EFFECTIVENESS; CONDITIONS OF LENDING, ETC ......................   50
   11.1  Initial Credit Extension .........................................   50
      11.1.1  Notes .......................................................   50
      11.1.2  Resolutions .................................................   50
      11.1.3  Consents, etc ...............................................   51
      11.1.4  Incumbency and Signature Certificates .......................   51
      11.1.5  Security Agreement ..........................................   51
      11.1.6  First Amendment to Reimbursement Agreement ..................   51
      11.1.7  Opinion of Counsel ..........................................   51
      11.1.8  Insurance ...................................................   51
      11.1.9  Payment of Fees .............................................   51
      11.1.10 Search Results; Lien Terminations ...........................   51
      11.1.11 Filings, Registrations and Recordings .......................   52
      11.1.12 Closing Certificate .........................................   52
      11.1.13 Borrowing Base Certificate ..................................   52
      11.1.14 Other .......................................................   52
   11.2  Conditions .......................................................   52
      11.2.1  Compliance with Warranties, No Default, etc .................   52
      11.2.2  Confirmatory Certificate ....................................   52

SECTION 12 EVENTS OF DEFAULT AND THEIR EFFECT .............................   53
   12.1  Events of Default ................................................   53
      12.1.1  Non-Payment of the Loans, etc ...............................   53
      12.1.2  Non-Payment of Other Debt ...................................   53
      12.1.3  Bankruptcy, Insolvency, etc .................................   53
      12.1.4  Non-Compliance with Loan Documents ..........................   53
      12.1.5  Warranties ..................................................   53
      12.1.6  Pension Plans ...............................................   54
      12.1.7  Judgments ...................................................   54
      12.1.8  Invalidity of Collateral Documents Loan Documents, etc ......   54
      12.1.9  Invalidity of Subordination Provisions, etc .................   54
      12.1.10 Change of Control ...........................................   54
      12.1.11 Material Adverse Effect .....................................   55
   12.2  Effect of Event of Default .......................................   55

SECTION 13 THE AGENT ......................................................   55
   13.1  Appointment and Authorization ....................................   55
   13.2  Delegation of Duties .............................................   56
   13.3  Liability of Agent ...............................................   56
   13.4  Reliance by Agent ................................................   56
   13.5  Notice of Default ................................................   57
   13.6  Credit Decision ..................................................   57
   13.7  Indemnification ..................................................   57

   13.8  Agent in Individual Capacity .....................................   58
   13.9  Successor Agent ..................................................   58
   13.10 Collateral Matters ...............................................   58
   13.11 Amendment of Section 13 ..........................................   59

SECTION 14 GENERAL ........................................................   59
   14.1  Waiver; Amendments ...............................................   59
   14.2  Confirmations ....................................................   59
   14.3  Notices ..........................................................   59
   14.4  Computations .....................................................   59
   14.5  Regulation U .....................................................   60
   14.6  Costs, Expenses and Taxes ........................................   60
   14.7  Subsidiary References ............................................   61
   14.8  Captions .........................................................   61
   14.9  Assignments; Participations ......................................   61
      14.9.1  Assignments .................................................   61
      14.9.2  Participations ..............................................   62
   14.10 Governing Law ....................................................   63
   14.11 Counterparts .....................................................   63
   14.12 Successors and Assigns ...........................................   63
   14.13 Indemnification by the Company ...................................   63
   14.14 Nonliability of Banks ............................................   64
   14.15 Information / Confidentiality ....................................   64
   14.16 Forum Selection and Consent to Jurisdiction ......................   65
   14.17 Waiver of Jury Trial .............................................   65
   14.18 Existing Credit Agreement; Effectiveness of Amendment and
         Restatement ......................................................   66
   14.19 Confirmation / Ratification of the Revolving Loan ................   66
   14.20 Effect of Amendment and Restatement of the Existing Credit
         Agreement ........................................................   66
   14.21 Existing Agreements Superseded ...................................   67

                                    SCHEDULES

PRICING SCHEDULE

SCHEDULE 2.1   Banks and Pro Rata Shares
SCHEDULE 9.6   Litigation and Contingent Liabilities
SCHEDULE 9.8   Subsidiaries
SCHEDULE 9.15  Environmental Matters
SCHEDULE 9.16  Real Property
SCHEDULE 9.19  Labor Matters
SCHEDULE 10.7  Existing Debt
SCHEDULE 10.8  Existing Liens
SCHEDULE 10.20 Investments
SCHEDULE 14.3  Addresses for Notices

                                    EXHIBITS

EXHIBIT A Form of Revolving Loan Note (Section 3.1(a))
EXHIBIT B Form of Term Loan Note (Section 3.1(b))
EXHIBIT C Form of Compliance Certificate (Section 10.1.3)
EXHIBIT D Form of Second Amended and Restated Security Agreement (Section 1.1) EXHIBIT E Form of Borrowing Base Certificate (Section 1.1)
EXHIBIT F Form of Guaranty (Section 1.1)
EXHIBIT G Form of LaSalle Master Letter of Credit Agreement
EXHIBIT H Form of First Amendment to Amended and Restated Reimbursement
          Agreement

                           SECOND AMENDED AND RESTATED
                                CREDIT AGREEMENT

     THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT dated as of May 23, 2007 (this "Agreement") is entered into among NASHUA CORPORATION, a Massachusetts corporation (the "Company"), the financial institutions that are or may from time to time become parties hereto (together with their respective successors and assigns, the "Banks") and LASALLE BANK NATIONAL ASSOCIATION (in its individual capacity, "LaSalle"), as Agent for the Banks.

     WHEREAS, certain of the Banks and the Company are party to that certain Amended and Restated Credit Agreement dated March 30, 2006, as amended by that certain First Amendment to Amended and Restated Credit Agreement dated January 12, 2007 (the "Existing Credit Agreement" );

     WHEREAS, the Company desires that the Banks advance the Term Loan and continue to make available a Revolving Loan facility to the Company to (a) allow the Company to purchase or redeem its stock from certain of its shareholders in an aggregate amount not to exceed $20,000,000.00 (the "Redemption"), (b) refinance the debt owed to the Banks under the Existing Credit Agreement (the "Existing Debt"), (c) provide working capital financing for the Company and (d) provide funds for other general corporate purposes of the Company including those purposes described in Section 10.12 hereof.

     WHEREAS, the Company and the Banks party to the Existing Credit Agreement have agreed to amend and restate the Existing Credit Agreement as provided in this Agreement;

     NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

                                   SECTION 1
                                  DEFINITIONS

     1.1 Definitions. When used herein the following terms shall have the following meanings:

     Account Debtor means any Person who is obligated to the Company under an Account Receivable.

     Account Receivable means, with respect to any Person, any right of such person to payment for goods sold or leased or for services rendered, whether or not evidenced by an instrument or chattel paper and whether or not yet earned by performance.

     Acquisition means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary).

     Adjusted EBITDA means, for any period, EBITDA for the period of the four fiscal quarters most recently ended, plus (a) restructuring, nonrecurring, one-time charges mutually agreed upon, (b) non-cash expenses mutually agreed upon, and (c) proforma adjustments mutually agreed upon for acquisitions.

     Adjusted Working Capital means the remainder of:

          (a)(i) the consolidated current assets of the Company and its Subsidiaries less (ii) the amount of cash and cash equivalents included in such consolidated current assets; minus

          (b)(i) consolidated current liabilities of the Company and its Subsidiaries less (ii) the amount of short-term Debt (including current maturities of long-term Debt) of the Company and its Subsidiaries included in such consolidated current liabilities.

     Adjustment Date - see Pricing Schedule.

     Affected Loan - see Section 8.3.

     Affiliate of any Person means (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person and (b) any officer or director of such Person. A Person shall be deemed to be "controlled by" any other Person if such Person possesses, directly or indirectly, power to vote 5% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

     Agent means LaSalle in its capacity as agent for the Banks hereunder and any successor thereto in such capacity.

     Agent Fee Letter means the fee letter dated as of the Closing Date between the Company and the Agent.

     Agreement - see the Preamble.

     Asset Disposition means the sale, lease, assignment or other transfer for value (each, a "Disposition") by any Loan Party to any Person (other than a Loan Party) of any asset or property of such Loan Party (including, the loss, destruction or damage of any thereof or any condemnation, confiscation, requisition, seizure or taking thereof) other than (a) the Disposition of any asset which is to be replaced, and is in fact replaced, within one hundred twenty (120) days from the date of such Disposition, or, if such Disposition results in the payment of insurance proceeds to the Company, one hundred twenty
(120) days from the date such insurance proceeds are received by the Company, with another asset performing the same or a similar function, (b) the sale or lease of inventory in the ordinary course of business, (c) other Dispositions in any Fiscal Year the Net Proceeds of which do not in the aggregate exceed $350,000, (d) licensing of the Company's tradenames or other license arrangements in the ordinary course of business and (e) Dispositions permitted under Sections 10.10(a) and (b) contained herein.

     Assignment Agreement - see Section 14.9.1.

     Attorney Costs means, with respect to any Person, all reasonable fees and charges of any counsel to such Person, the reasonable allocable cost of internal and external legal services of such Person, all reasonable disbursements of such counsel and all court costs and similar legal expenses.

     Bank - see the Preamble. References to the "Banks" shall include the Issuing Bank; for purposes of clarification only, to the extent that LaSalle (or any successor Issuing Bank) may have any rights or obligations in addition to those of the other Banks due to its status as Issuing Bank, its status as such will be specifically referenced. The term Bank shall include Affiliates of a Bank providing a Bank Product.

     Bank Product Agreements means those certain cash management service agreements entered into from time to time between any Loan Party and a Bank or its Affiliates in connection with any of the Bank Products.

     Bank Product Obligations means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by the Loan Parties to any Bank or its Affiliates pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that a Loan Party is obligated to reimburse to the Agent or any Bank as a result of the Agent or such Bank purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to the Loan Parties pursuant to the Bank Product Agreements.

     Bank Products means any service or facility extended to any Loan Party by any Bank or its Affiliates including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions,
(f) cash management, including controlled disbursement, accounts or services, or
(g) Hedging Agreements.

     Base Rate means at any time the greater of (a) the Federal Funds Rate plus 0.5% and (b) the Prime Rate.

     Base Rate Loan means any Loan which bears interest at or by reference to the Base Rate.

     Base Rate Margin - see the Pricing Schedule.

     Borrowing Base means an amount equal to the total of (a) 80% of the unpaid amount (net of such reserves and allowances as the Required Banks deem necessary in their reasonable discretion) of all Eligible Accounts Receivable plus (b) the lesser of (i) 50% of the value of all Eligible Inventory valued at the lower of cost or market (net of such reserves and allowances as the Required Banks deem necessary in their reasonable discretion) or (ii) $14,000,000.

     Borrowing Base Certificate means a certificate substantially in the form of Exhibit E.

     Business Day means any day on which LaSalle and the Banks are open for commercial banking business in Chicago, Illinois and Manchester, New Hampshire and, in the case of a Business Day which relates to a LIBOR Loan, on which dealings are carried on in the London interbank market.

     Capital Expenditures means all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Company, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (i) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

     Capital Lease means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

     Capital Securities means, with respect to any Person, any shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's capital, whether now outstanding or issued or acquired after the Closing Date, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership, interests in a Trust, interests in other unincorporated organizations or any other equivalent of such ownership interest.

     Cash Collateralize means to deliver cash collateral to the Agent, (in the amount of 110% of the face amount of such Letters of Credit) to be held as cash collateral for outstanding Letters of Credit, pursuant to documentation satisfactory to the Agent. Derivatives of such term have corresponding meanings.

     Cash Equivalent Investment means, at any time, (a) any evidence of Debt, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof, (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case (unless issued by a Bank or its holding company) rated at least A-1 by Standard & Poor's Ratings Group or P-1 by Moods Investors Service, Inc., (c) any certificate of deposit (or time deposits represented by such certificates of deposit) or banker's acceptance, maturing not more than one year after such time, or overnight Federal Funds transactions that are issued or sold by any Bank or its holding company or by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000 and (d) any repurchase agreement entered into with any Bank (or other commercial banking institution of the stature referred to in clause (c)) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Bank (or other commercial banking institution) thereunder.

     CERCLA - see Section 9.15.

     Closing Date - see Section 11.1.

     Code means the Internal Revenue Code of 1986, as amended.

     Collateral Access Agreement means an agreement in form and substance reasonably satisfactory to the Required Banks pursuant to which a mortgagee or lessor of real property on which collateral is stored or otherwise located, or a warehouseman, processor or other bailee of Inventory, acknowledges the Liens of the Agent and waives any Liens held by such Person on such property, and, in the case of any such agreement with a mortgagee or lessor, permits the Agent access to and use of such real property for a reasonable amount of time following the occurrence and during the continuance of an Event of Default to assemble, complete and sell any collateral stored or otherwise located thereon.

     Collateral Documents means the Security Agreement, the Reimbursement Agreement, and any other agreement or instrument pursuant to which the Company, any Subsidiary or any other Person grants collateral to the Agent for the benefit of the Banks in connection herewith.

     Commitments - see Section 2.1.

     Company - see the Preamble.

     Computation Period means each period of four consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter thereafter.

     Consolidated Net Income means, with respect to the Company and its Subsidiaries for any period, the net income (or loss) of the Company and its Subsidiaries for such period, computed in accordance with GAAP.

     Controlled Group means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Company, are treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

     Debt of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, whether or not evidenced by bonds, debentures, notes or similar instruments, (b) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business), (d) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person, (e) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn) and banker's acceptances issued for the account of such Person (including the Letters of Credit), (f) all Hedging Obligations of such Person, (g) all Suretyship Liabilities of such Person (but only to the extent that the underlying obligation of such Person would have been Debt hereunder) and (h) all Debt of any partnership of which such

Person is a general partner.

     Designated Proceeds - see Section 6.2.2(a).

     Disposal - see the definition of "Release".

     Dollar and the sign "$" mean lawful money of the United States of America.

     EBITDA means, for any period, Consolidated Net Income for such period plus, to the extent deducted in determining such Consolidated Net Income, Interest Expense, income tax expense, depreciation, amortization and noncash losses for such period minus, to the extent included in determining such Consolidated Net Income, extraordinary gains for such period.

     Eligible Account Receivable means an Account Receivable owing to the Company which meets each of the following requirements:

          (1) it arises from the sale of goods or the rendering of services by the Company; and if it arises from the sale of goods, (a) such goods comply with such Account Debtor's specifications (if any) and have been delivered to such Account Debtor and (b) the Company has possession of, or if requested by the Agent has delivered to the Agent, delivery receipts evidencing such delivery;

          (2) it is (a) subject to a perfected Lien in favor of the Agent and
     (b) not subject to any other assignment, claim or Lien;

          (3) it is a valid, legally enforceable and unconditional obligation of the Account Debtor with respect thereto, and if it is subject to any counterclaim, credit, allowance, discount, rebate or adjustment by the Account Debtor with respect thereto, or to any claim by such Account Debtor denying liability thereunder in whole or in part, it shall be considered an Eligible Account Receivable in an amount not to exceed that portion of such Account Receivable that is not subject to a counterclaim, credit, allowance, discount, rebate or adjustment;

          (4) there is no bankruptcy, insolvency or liquidation proceeding by or against the Account Debtor with respect thereto unless the Required Banks in their sole discretion agree to otherwise consider such Account Receivable as an Eligible Account Receivable as a result of its having been granted priority payment status in the relevant proceeding;

          (5) the Account Debtor with respect thereto is a resident or citizen of, and is located within, the United States or Canada (other than the province of Quebec), unless the sale of goods or services giving rise to such Account Receivable is on letter of credit, banker's acceptance or other credit support terms reasonably satisfactory to the Required Banks;

          (6) it is not an Account Receivable arising from a "sale on approval," "sale or return," "consignment" or "bill and hold" or subject to any other repurchase or return agreement;

          (7) it is not an Account Receivable with respect to which possession and/or control of the goods sold giving rise thereto is held, maintained or retained by the Company or any Guarantor (or by any agent or custodian of the Company or any Guarantor) for the account of or subject to further and/or future direction from the Account Debtor with respect thereto;

          (8) it arises in the ordinary course of business of the Company;

          (9) if the Account Debtor is the United States or any department, agency or instrumentality thereof (other than the United States Postal Service), the Company has assigned its right to payment of such Account Receivable to the Agent pursuant to the Assignment of Claims Act of 1940;

          (10) if the Company maintains a credit limit for an Account Debtor, the aggregate dollar amount of Accounts Receivable due from such Account Debtor, including such Account Receivable, does not exceed such credit limit;

          (11) if the Account Receivable is evidenced by chattel paper or an instrument, the originals of such chattel paper or instrument shall have been endorsed and/or assigned and delivered to the Agent in a manner satisfactory to the Agent;

          (12) such Account Receivable is not more than 90 days past the original due date thereof, according to the original terms of sale;

          (13) it is not an Account Receivable with respect to an Account Debtor that is located in any jurisdiction which has adopted a statute or other requirement with respect to which any Person that obtains business from within such jurisdiction must file a notice of business activities report or make any other required filings in a timely manner in order to enforce its claims in such jurisdiction's courts unless such notice of business activities report has been duly and timely filed or the Company is exempt from filing such report and has provided the Agent with satisfactory evidence of such exemption;

          (14) the Account Debtor with respect thereto is not the Company or an Affiliate of the Company; and

          (15) it is not owed by an Account Debtor with respect to which 25% or more of the aggregate amount of outstanding Accounts Receivable owed at such time by such Account Debtor is classified as ineligible under clause
     (12) of this definition.

An Account Receivable which is at any time an Eligible Account Receivable, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Account Receivable. Further, with respect to any Account Receivable, if the Agent or the Required Banks at any time hereafter determine in their reasonable discretion that the prospect of payment or performance by the Account Debtor with respect thereto is materially impaired, such Account Receivable shall cease to be an Eligible Account Receivable after notice of such determination setting forth the basis thereof is given to the Company.

     Eligible Inventory means Inventory of the Company which meets each of the following requirements:

          (1) it is (a) subject to a perfected Lien in favor of the Agent and
     (b) not subject to any other assignment, claim or Lien;

          (2) it is salable;

          (3) it is in the possession and control of the Company and it is stored and held in facilities owned by the Company or, if such facilities are not so owned, the Agent is in possession of a Collateral Access Agreement (whether delivered in connection with the execution of this Agreement or previously delivered to the Agent in connection with the Existing Credit Agreement) with respect thereto within sixty (60) days of the Closing Date;

          (4) it is not Inventory produced in violation of the Fair Labor Standards Act and subject to the "hot goods" provisions contained in Title 29 U.S.C. Section 215;

          (5) it is not subject to any agreement which would materially restrict the Agent's ability to sell or otherwise dispose of such Inventory;

          (6) it is located in the United States or in any territory or possession of the United States that has adopted Article 9 of the UCC;

          (7) it is not Inventory consisting of supplies, containers, or other packing materials;

          (8) it is Inventory which is considered finished goods or raw materials, but not including work in progress;

          (9) it is not "in transit" to the Company or any Guarantor or held by the Company or any Guarantor on consignment; and

          (10) the Required Banks shall not have determined in their reasonable discretion that it is unacceptable due to age, type, category, quality and/or quantity and notice of such determination setting forth the basis thereof is given to the Company.

Inventory which is at any time Eligible Inventory but which subsequently fails to meet any of the foregoing requirements shall forthwith cease to be Eligible Inventory.

     Environmental Claims means all claims, however asserted, by any governmental, regulatory or judicial authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

     Environmental Laws means all present or future federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case relating to Environmental Matters.

     Environmental Matters means any matter arising out of or relating to health and safety, or pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, release, control or cleanup of any Hazardous Substance.

     ERISA means the Employee Retirement Income Security Act of 1974.

     Event of Default means any of the events described in Section 12.1.

     Excess Availability means (a) the lesser of the Revolving Commitment Amount or the Borrowing Base minus (b) the Revolving Outstandings.

     Excluded Taxes means Taxes based upon, or measured by, the Bank's or Agent's (or a branch of the Bank's or Agent's) overall net income, overall net receipts, or overall net profits (including franchise taxes imposed in lieu of such Taxes), but only to the extent such taxes are imposed by a taxing authority
(a) in a jurisdiction in which such Bank or Agent is organized (or any political subdivision hereof), (b) in a jurisdiction in which the Bank's or Agent's principal office is located, (c) in a jurisdiction in which such Bank's or Agent's lending office (or branch) in respect of which the loan is booked or payments under this Agreement are made is located, or (d) in the case of a Non-US Participant (as defined in Section 7.6 hereof), any United States withholding tax that is imposed on amounts payable to such Non-US Participant at the time such Non-US Participant becomes a party to this Agreement (or designates a new lending office) or is attributable to such Non-US Participant's failure to comply with Section 7.6(d), except to the extent, in the case of the designation of a new lending office, that such Non-US Participant was already entitled, at the time of designation of a new lending office, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 7.6(a).

     Existing Credit Agreement - see Preamble.

     Existing Debt - see Preamble.

     Federal Funds Rate means, for any day, the rate set forth in the weekly statistical release designated as 1-1.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor publication, "H.15(519)") on the preceding Business Day opposite the caption "Federal Funds (Effective)"; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 A.M. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Agent.

     Fiscal Quarter means a fiscal quarter of a Fiscal Year.

     Fiscal Year means the fiscal year of the Company and its Subsidiaries, which period shall be the 12-month period ending on December 31st of each year. References to a Fiscal Year with a number corresponding to any calendar year (e.g., "Fiscal Year 2006") refer to the Fiscal Year ending on December 31 of such calendar year.

     Fixed Charge Coverage Ratio means for any Computation Period, the ratio of
(a) the total for such period of Adjusted EBITDA minus the sum of all income taxes paid by the Company and its Subsidiaries and all Capital Expenditures to
(b) the sum for such period of (i) Interest Expense plus (ii) required payments of principal of Funded Debt (including regularly scheduled payments in respect of the Term Loan but excluding the Revolving Loans) plus (iii) all dividends paid by the Company during such period.

     Foreign Subsidiary means each Subsidiary which is (a) organized under the laws of a jurisdiction other than the United States of America or any state thereof, (b) conducts substantially all of its business outside of the United States of America, and (c) has substantially all of its assets outside the United States of America.

     FRB means the Board of Governors of the Federal Reserve System or any successor thereto.

     Funded Debt means, as to any Person, all Debt of such Person that matures more than one year from the date of its creation (or is renewable or extendible, at the option of such Person, to a date more than one year from such date).

     Funded Debt to Adjusted EBITDA Ratio means, as of the last day of any Fiscal Quarter, the ratio of (a) Funded Debt as of such day to (b) Adjusted EBITDA for the Computation Period ending on such day.

     GAAP means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

     Group - see Section 2.2.1.

     Governmental Authority means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     Guarantor means each Restricted Subsidiary of the Company, including Restricted Subsidiaries formed or acquired after the date hereof.

     Guaranty means a Guaranty substantially in the form of Exhibit F.

     Hazardous Substances - see Section 9.15.

     Hedging Agreement shall mean any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect the Company or any Subsidiary of the Company against fluctuations in interest rates, currency exchange rates or commodity prices.

     Hedging Obligation shall mean any liability of the Company or any Subsidiary to the Bank or an affiliate of the Bank under any Hedging Agreement.

     Interest Expense means for any period the consolidated interest expense of the Company and its Subsidiaries for such period (including all imputed interest on Capital Leases).

     Interest Period means, as to any LIBOR Loan, the period commencing on the date such Loan is borrowed or continued as, or converted into, a LIBOR Loan and ending on the date one, two or three months thereafter as selected by the Company pursuant to Section 2.2.2 or 2.2.3, as the case may be; provided that:

               (a) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

               (b) any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

               (c) the Company may not select any Interest Period for a Revolving Loan which would extend beyond the scheduled Termination Date; and

               (d) the Company may not select any Interest Period for a Term Loan if, after giving effect to such selection, the aggregate principal amount of all Term Loans having Interest Periods ending after any date on which an installment of principal of the Term Loans is scheduled to be repaid would exceed the aggregate principal amount of the Term Loans scheduled to be outstanding after giving effect to such repayment.

     Inventory has the meaning assigned to such term in the UCC.

     Investment means, relative to any Person, any investment in another Person, whether by acquisition of any debt or equity security, by making any loan or advance or by becoming obligated with respect to a Suretyship Liability in respect of obligations of such other Person (other than travel and similar advances to employees in the ordinary course of business).

     Issuing Bank means LaSalle in its capacity as the issuer of Letters of Credit hereunder and its successors and assigns in such capacity.

     LaSalle - see the Preamble.

     LaSalle Master Letter of Credit Agreement means a master letter of credit agreement in the form of Exhibit G.

     L/C Application means, with respect to any request for the issuance of a Letter of Credit, a letter of credit application in the form being used by the Issuing Bank at the time of such request for the type of letter of credit requested.

     LC Fee Rate - see the Pricing Schedule.

     Letter of Credit - see Section 2.1.3.

     LIBOR Loan means any Loan which bears interest at a rate determined by reference to the LIBOR Rate (Reserve Adjusted).

     LIBOR Margin - see the Pricing Schedule.

     LIBOR Office means with respect to any Bank, the office or offices of such Bank which shall be making or maintaining the LIBOR Loans of such Bank hereunder. A LIBOR Office of any Bank may be, at the option of such Bank, either a domestic or foreign office.

     LIBOR Rate means a rate of interest equal to (a) the per annum rate of interest at which United States dollar deposits in an amount comparable to the amount of the relevant LIBOR Loan and for a period equal to the relevant Interest Period are offered in the London Interbank Eurodollar market at 11:00 A.M. (London time) two (2) Business Days prior to the commencement of such Interest Period (or three (3) Business Days prior to the commencement of such Interest Period if banks in London, England were not open and dealing in offshore United States dollars on such second preceding Business Day), as displayed in the Bloomberg Financial Markets system (or other authoritative source selected by the Agent in its sole discretion) or, if the Bloomberg Financial Markets system or another authoritative source is not available, as the LIBOR Rate is otherwise determined by the Agent in its sole and absolute discretion, divided by (b) a number determined by subtracting from 1.00 the then stated maximum reserve percentage for determining reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D), such rate to remain fixed for such Interest Period. The Agent's determination of the LIBOR Rate shall be conclusive, absent manifest error.

     LIBOR Rate (Reserve Adjusted) means, with respect to any LIBOR Loan for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/16th of 1%) determined pursuant to the following formula:

              LIBOR Rate     =      LIBOR Rate
          ------------------   --------------------
          (Reserve Adjusted)   1-Reserve Percentage

     Lien means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

     Loan Documents means this Agreement, the Notes, the LaSalle Master Letter of Credit Agreement, the L/C Applications, any Guaranty executed in connection with this Agreement, Hedging Agreements and the Collateral Documents.

     Loan Fee - see Section 5.4.

     Loan Party means the Company, each Guarantor and any other Person who may from time to time become a party to any Loan Document.

     Loan or Loans means, as the context may require, Revolving Loans and/or the Term Loan.

     Mandatory Prepayment Event - see Section 6.2.2(a).

     Margin Stock means any "margin stock" as defined in Regulation U.

     Material Adverse Effect means (a) a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business, properties or prospects of the Company and its Subsidiaries taken as a whole, (b) a material impairment of the ability of the Company or any Subsidiary to perform any of its obligations under any Loan Document or (c) a material adverse effect upon any substantial portion of the collateral under the Collateral Documents or upon the legality, validity, binding effect or enforceability against the Company or any Subsidiary of any Loan Document.

     Multiemployer Pension Plan means a multiemployer plan, as defined in
Section 4001(a)(3) of ERISA, to which the Company or any member of the Controlled Group may have any liability.

     Net Cash Proceeds means:

     (a) with respect to any Asset Disposition, the aggregate cash proceeds (including cash proceeds received pursuant to policies of insurance or by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by any Loan Party pursuant to such Asset Disposition net of
          (i) the direct costs relating to such sale, transfer or other disposition (including sales commissions and legal, accounting and investment banking fees), (ii) taxes paid or reasonably estimated by the Company to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (iii) amounts required to be applied to the repayment of any Debt secured by a Lien on the asset subject to such Asset Disposition (other than the Loans);

     (b) with respect to any issuance of Capital Securities, the aggregate cash proceeds received by any Loan Party pursuant to such issuance, net of the direct costs relating to such issuance (including sales and underwriters' commissions and reasonable legal and accounting fees); and

     (c) with respect to any issuance of Debt, the aggregate cash proceeds received by any Loan Party pursuant to such issuance, net of the direct costs of such issuance (including up-front, underwriters' and placement fees and reasonable legal and accounting fees).

     Non-Use Fee Rate - see the Pricing Schedule.

     Notes means, collectively, the Revolving Loan Notes and the Term Loan
Notes.

     Operating Lease means any lease of (or other agreement conveying the right to use) any real or personal property by the Company or any Subsidiary, as lessee, other than any Capital Lease.

     PBGC means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

     Pension Plan means a "pension plan", as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Pension Plan), and to which the Company or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

     Person means any natural person, corporation, partnership, trust, limited liability company, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

     Pricing Schedule - see Pricing Schedule attached hereto.

     Pro Rata Share means:

     (a) with respect to a Bank's obligation to make Revolving Loans, participate in Letters of Credit, reimburse the Issuing Bank, and receive payments of principal, interest, fees, costs, and expenses with respect thereto, (x) prior to the Revolving Commitment Amount being terminated or reduced to zero, the percentage obtained by dividing (i) such Bank's Revolving Loan Commitment, by (ii) the aggregate Revolving Loan Commitments of all Banks and (y) from and after the time the Revolving Commitment Amount has been terminated or reduced to zero, the percentage obtained by dividing (i) the aggregate unpaid principal amount of such Bank's Revolving Outstandings by (ii) the aggregate unpaid principal amount of all Revolving Outstandings;

     (b) with respect to a Bank's obligation to make a Term Loan and receive payments of interest, fees, and principal with respect thereto, (x) prior to the making of the Term Loans, the percentage obtained by dividing (i) such Bank's Term Loan Commitment, by (ii) the aggregate amount of all of the Banks' Term Loan Commitments, and (y) from and after the making of the Term Loans, the percentage obtained by dividing (i) the unpaid principal amount of such Bank's Term Loan by
          (ii) the unpaid principal amount of all Term Loans of all Banks;

     (c) with respect to all other matters as to a particular Bank, the percentage obtained by dividing (i) such Bank's Revolving Loan Commitment plus such Bank's Term Loan Commitment, by (ii) the aggregate amount of Revolving Loan Commitments of all Banks plus the Term Loan Commitment of all Banks; provided that in the event the Commitments have been terminated or reduced to zero, Pro Rata Share shall be the percentage obtained by dividing (A) the principal amount of such Bank's Revolving Outstandings plus the unpaid principal amount of such Bank's Term Loan by (B) the principal amount of all outstanding Revolving Outstandings plus the unpaid principal amount of all Term Loans of all Banks.

     Prime Rate means, for any day, the rate of interest in effect for such day as publicly announced from time to time by LaSalle as its prime rate (whether or not such rate is actually charged by LaSalle). Any change in the Prime Rate announced by LaSalle shall take effect at the opening of business on the day specified in the public announcement of such change. Prime Rate is not necessarily the lowest or best rate charged to any customer.

     RCRA - see Section 9.15.

     Redemption - see Preamble.

     Regulation D means Regulation D of the FRB.

     Regulation U means Regulation U of the FRB.

     Reimbursement Agreement means that certain Amended and Restated Reimbursement Agreement dated as of March 30, 2006 by and between the Company and LaSalle as amended by that certain First Amendment to Amended and Restated Reimbursement Agreement of even date herewith in the form attached hereto as Exhibit H, pursuant to which LaSalle has previously issued and has agreed to extend an irrevocable direct pay letter of credit in favor of LaSalle Bank National Association, as trustee for the bondholders under the Indenture of Trust dated as of December 1, 2004 between The Industrial Development Board of the City of Jefferson City, Tennessee and such trustee, in the amount of $2,841,425.00, as heretofore or hereafter amended, restated, modified or supplemented from time to time.

     Release has the meaning specified in CERCLA and the term "Disposal" (or "Disposed") has the meaning specified in RCRA; provided that in the event either CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply as of the effective date of such amendment; and provided, further, that to the extent that the laws of a state wherein any affected property lies establish a meaning for "Release" or "Disposal" which is broader than is specified in either CERCLA or RCRA, such broader meaning shall apply.

     Required Banks means Banks having Pro Rata Shares aggregating 66-2/3% or more.

     Reserve Percentage means, with respect to any LIBOR Loan for any Interest Period, a percentage (expressed as a decimal) equal to the daily average during such Interest Period of the percentage in effect on each day of such Interest Period, as prescribed by the FRB, for determining the aggregate maximum reserve requirements applicable to "Eurocurrency Liabilities" pursuant to Regulation D or any other then applicable regulation of the FRB which prescribes reserve requirements applicable to "Eurocurrency Liabilities" as presently defined in Regulation D.

     Restricted Subsidiary means any Subsidiary of the Company (other than a Foreign Subsidiary) which either accounts for 5% or more of the consolidated assets of the Company and its Subsidiaries or accounts for 5% or more of Consolidated Net Income.

     Revolving Commitment Amount means $28,000,000, as reduced from time to time pursuant to Section 6.1.

     Revolving Loan - see Section 2.1.1.

     Revolving Loan Commitment means, with respect to any Bank, such Bank's Pro Rata Share of the Revolving Commitment set forth on Schedule 2.1 hereto, as applicable, as adjusted from time to time in accordance with the terms hereof.

     Revolving Loan Note - see Section 3.1(a).

     Revolving Outstandings mean, at any time, the sum of (a) the aggregate principal amount of all outstanding Revolving Loans, plus (b) the Stated Amount of all Letters of Credit.

     SEC means the Securities and Exchange Commission or any other governmental authority succeeding to any of the principal functions thereof.

     Security Agreement means a Second Amended and Restated Security Agreement substantially in the form of Exhibit D.

     Stated Amount means, with respect to any Letter of Credit or 2004 IRB Letter of Credit at any date of determination, (a) the maximum aggregate amount available for drawing thereunder under any and all circumstances plus (b) the aggregate amount of all unreimbursed payments and disbursements under such Letter of Credit or 2004 IRB Letter of Credit.

     Subordinated Debt means any unsecured Debt of the Company which has subordination terms, covenants, pricing and other terms which have been approved in writing by the Required Banks.

     Subsidiary means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person and/or its other Subsidiaries own, directly or indirectly, such number of outstanding shares or other ownership interests as have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of the Company.

     Suretyship Liability means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to or otherwise to invest in a debtor, or otherwise to assure a creditor against loss) any indebtedness, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person's obligation in respect of any Suretyship Liability shall (subject to any limitation set forth therein) be deemed to be the principal amount of the debt, obligation or other liability supported thereby.

     Taxes means any and all present and future taxes, duties, levies, imposts, deductions, assessments, charges or withholdings, and any and all liabilities (including interest and penalties and other additions to taxes) with respect to the foregoing, but excluding Excluded Taxes.

     Term Commitment means $10,000,000.00.

     Term Loan Commitment means, with respect to any Bank, such Bank's Pro Rata Share of the Term Commitment set forth on Schedule 2.1 hereto, as applicable, as adjusted from time to time in accordance with the terms hereof.

     Term Loans - see Section 2.1.2.

     Term Loan Note - see Section 3.1(b).

     Term Loan Maturity Date -means the earlier of (a) March 30, 2012 or (b) the Termination Date.

     Termination Date means the earlier to occur of (a) March 30, 2012, or (b) such other date on which the Commitments terminate pursuant to Section 6 or 12.

     Total Debt means all Debt of the Company and its Subsidiaries, determined on a consolidated basis, excluding (i) contingent obligations in respect of Suretyship Liabilities (except to the extent constituting Suretyship Liabilities in respect of Debt of a Person other than the Company or any Subsidiary), (ii) Hedging Obligations, and (iii) Debt of the Company to Subsidiaries and Debt of Subsidiaries to the Company or to other Subsidiaries.

     Type of Loan or Borrowing - see Section 2.2.1. The types of Loans or borrowings under this Agreement are as follows: Base Rate Loans or borrowings and LIBOR Loans or borrowings.

     UCC means the Uniform Commercial Code as in effect from time to time in the State of Illinois.

     Unmatured Event of Default means the occurrence of any event set forth in
Section 12.1 hereof which, if it continues, will, with lapse of time or notice or both as provided therein, constitute an Event of Default.

     Wholly-Owned Subsidiary means, as to any Person, another Person all of the shares of capital stock or other ownership interests of which (except directors' qualifying shares) are at the time directly or indirectly owned by such Person and/or another Wholly-Owned Subsidiary of such Person.

     1.2 Other Interpretive Provisions.

          (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

          (b) Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

          (c) The term "including" is not limiting and means "including without limitation."

          (d) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including."

          (e) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and
     (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.

          (f) This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms.

          (g) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Agent, the Company, the

     Banks and the other parties thereto and are the products of all parties. Accordingly, they shall not be construed against the Agent or the Banks merely because of the Agent's or Banks' involvement in their preparation.

                                    SECTION 2
                      COMMITMENTS OF THE BANKS; BORROWING,
                   CONVERSION AND LETTER OF CREDIT PROCEDURES

     2.1 Commitments. On and subject to the terms and conditions of this Agreement, each of the Banks, severally and for itself alone, agrees to make loans to, and to issue or participate in letters of credit for the account of, the Company as follows (collectively, the "Commitments"):

     2.1.1 Revolving Loan Commitment. Each Bank with a Revolving Loan Commitment will make loans on a revolving basis ("Revolving Loans") from time to time until the Termination Date in such Bank's Pro Rata Share of such aggregate amounts as the Company may request pursuant to Section 2.2 hereof; provided that the Revolving Outstandings will not at any time exceed the lesser of (x) the Revolving Commitment Amount and (y) the Borrowing Base.

     2.1.2 Term Loan Commitment. Each Bank with a Term Loan Commitment agrees to make a loan to the Company (each such loan, a "Term Loan") on the Closing Date in the amount of such Bank's Term Loan Commitment. The Commitments of the Banks to make Term Loans shall expire concurrently with the making of the Term Loans on the Closing Date.

     2.1.3. L/C Commitment. (a) The Issuing Bank will issue letters of credit, in each case containing such terms and conditions as are permitted by this Agreement and are reasonably satisfactory to the Issuing Bank (each a "Letter of Credit"; such Letter(s) of Credit shall exclude that certain direct pay letter of credit dated as of December 1, 2004, the available face amount of which is $2,841,425.00 as of the date hereof, relating to the indebtedness described in
Section 10.7(i) (as the same may be amended, modified, extended or restated from time to time, the "2004 IRB Letter of Credit")), at the request of and for the account of the Company from time to time before the date which is 30 days prior to the Termination Date and (b) as more fully set forth in Section 2.3.2, each Bank agrees to purchase a participation in each such Letter of Credit; provided that (i) the aggregate Stated Amount of all Letters of Credit shall not at any time exceed $5,000,000 and (ii) the Revolving Outstandings will not at any time exceed the lesser of (x) the Revolving Commitment Amount and (y) the Borrowing Base.

     2.2 Loan Procedures.

     2.2.1 Various Types of Loans. Each Revolving Loan shall be, and each Term Loan may be divided into tranches which are, either a Base Rate Loan or a LIBOR Loan (each a "type" of Loan), as the Company shall specify in the related notice of borrowing or conversion pursuant to Section 2.2.2 or 2.2.3. LIBOR Loans having the same Interest Period are sometimes called a "Group" or collectively "Groups". Base Rate Loans and LIBOR Loans may be outstanding at the same time, provided that not more than five (5) different Groups of LIBOR

Loans shall be outstanding at any one time. All borrowings, conversions and repayments of Revolving Loans shall be effected so that each Bank will have a pro rata share (according to its Pro Rata Share) of all types and Groups of Loans.

     2.2.2 Borrowing Procedures. The Company shall give written notice or telephonic notice (followed immediately by written confirmation thereof) to the Agent of each proposed borrowing not later than (a) in the case of a Base Rate borrowing, 11:00 A.M., Chicago time, on the proposed date of such borrowing, and
(b) in the case of a LIBOR borrowing, 10:00 A.M., Chicago time, at least three Business Days prior to the proposed date of such borrowing. Each such notice shall be effective upon receipt by the Agent, shall be irrevocable, and shall specify the date, amount and type of borrowing and, in the case of a LIBOR borrowing, the initial Interest Period therefor. Promptly upon receipt of such notice and in any event, no later than 12:30 p.m. Chicago time, the Agent shall advise each Bank thereof not later than 2:30 P.M., Chicago time, on the date of a proposed borrowing, each Bank shall provide the Agent at the office specified by the Agent with immediately available funds covering such Bank's Pro Rata Share of such borrowing and, so long as the Agent has not received written notice that the conditions precedent set forth in Section 11 with respect to such borrowing have not been satisfied, the Agent shall pay over the funds received by the Agent to the Company on the requested borrowing date. Each borrowing shall be on a Business Day. Each Base Rate borrowing shall be in an aggregate amount of at least $100,000 and an integral multiple of $10,000, and each LIBOR borrowing shall be in an aggregate amount of at least $1,000,000 and an integral multiple of at least $100,000.

     2.2.3 Conversion and Continuation Procedures.

          (a) Subject to Sections 2.2.1 and 2.2.2, the Company may, upon irrevocable written notice to the Agent in accordance with clause (b) below:

               (i) elect, as of any Business Day, to convert any Loans (or any part thereof) in an aggregate amount not less than $100,000 or a higher integral multiple of $10,000 into Loans of the other type; or

               (ii) elect, as of the last day of the applicable Interest Period, to continue any LIBOR Loans having Interest Periods expiring on such day (or any part thereof) in an aggregate amount not less than $1,000,000 or a higher integral multiple of $100,000 for a new Interest Period;

provided that after giving effect to any prepayment, conversion or continuation, the aggregate principal amount of each Group of LIBOR Loans shall be at least $1,000,000 and an integral multiple of $100,000.

          (b) The Company shall give written or telephonic (followed immediately by written confirmation thereof) notice to the Agent of each proposed conversion or continuation not later than (i) in the case of conversion into Base Rate Loans, 10:00 A.M., Chicago time, on the proposed date of such conversion and (ii) in the case of conversion into or continuation of LIBOR Loans, 10:00 A.M., Chicago time, at least three Business Days prior to the proposed date of such conversion or continuation, specifying in each case:

               (i) the proposed date of conversion or continuation;

               (ii) the aggregate amount of Loans to be converted or continued;

               (iii) the type of Loans resulting from the proposed conversion or continuation; and

               (iv) in the case of conversion into, or continuation of, LIBOR Loans, the duration of the requested Interest Period therefor.

          (c) If upon the expiration of any Interest Period applicable to LIBOR Loans, the Company has failed to select timely a new Interest Period to be applicable to such LIBOR Loans, the Company shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans effective on the last day of such Interest Period.

          (d) The Agent will promptly notify each Bank of its receipt of a notice of conversion or continuation pursuant to this Section 2.2.3 or, if no timely notice is provided by the Company, of the details of any automatic conversion.

          (e) Any conversion of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall be subject to Section 8.4.

     2.3 Letter of Credit Procedures.

     2.3.1 L/C Applications. The Company shall give notice to the Agent and the Issuing Bank of the proposed issuance of each Letter of Credit on a Business Day which is at least three Business Days (or such lesser number of days as the Agent and the Issuing Bank shall agree in any particular instance in their sole discretion) prior to the proposed date of issuance of such Letter of Credit. Each such notice shall be accompanied by an L/C Application, duly executed by the Company and in all respects satisfactory to the Agent and the Issuing Bank, together with such other documentation as the Agent or the Issuing Bank may reasonably request in support thereof, it being understood that each L/C Application shall specify, among other things, the date on which the proposed Letter of Credit is to be issued, the expiration date of such Letter of Credit (which such expiration date shall not be later than (1) if such Letter of Credit is not a Cash Collateralized Letter of Credit, the earlier to occur of (x) one year after the date of issuance thereof and (y) thirty days prior to the Termination Date or (2) if such Letter of Credit is a Cash Collateralized Letter of Credit, one year after the Termination Date) and whether such Letter of Credit is to be transferable in whole or in part. So long as the Issuing Bank has not received written notice that the conditions precedent set forth in
Section 11 with respect to the issuance of such Letter of Credit have not been satisfied, the Issuing Bank shall issue such Letter of Credit on the requested issuance date. The Issuing Bank shall promptly advise the Agent of the issuance of each Letter of Credit and of any amendment thereto, extension thereof or event or circumstance changing the amount available for drawing thereunder. In the event of any inconsistency between the terms of any L/C Application and the terms of this Agreement, the terms of this Agreement shall control; provided, that, as long as LaSalle is the Issuing Bank, the terms of the LaSalle Master Letter of Credit Agreement shall govern and control in the event of any inconsistency between the terms of this Agreement and the LaSalle Master Letter of Credit Agreement.

     2.3.2 Participations in Letters of Credit. Concurrently with the issuance of each Letter of Credit, the Issuing Bank shall be deemed to have sold and transferred to each other Bank with a Revolving Loan Commitment, and each other Bank shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation, to the extent of such other Bank's Pro Rata Share, in such Letter of Credit and the Company's reimbursement obligations with respect thereto. For the purposes of this Agreement, the unparticipated portion of each Letter of Credit shall be deemed to be the Issuing Bank's "participation" therein. The Issuing Bank hereby agrees, upon request of the Agent or any Bank, to deliver to the Agent or such Bank a list of all outstanding Letters of Credit issued by the Issuing Bank, together with such information related thereto as the Agent or such Bank may reasonably request.

     2.3.3 Reimbursement Obligations.

     (a) Obligations Absolute. The Company hereby unconditionally and irrevocably agrees to reimburse the Issuing Bank for each payment or disbursement made by the Issuing Bank under any Letter of Credit honoring any demand for payment made by the beneficiary thereunder, in each case on the date that such payment or disbursement is made. Any amount not reimbursed on the date of such payment or disbursement shall bear interest from the date of such payment or disbursement to the date that the Issuing Bank is reimbursed by the Company therefor, payable on demand, at a rate per annum equal to the Base Rate from time to time in effect plus the Base Rate Margin from time to time in effect plus, beginning on the third Business Day after receipt of notice from the Issuing Bank of such payment or disbursement, 2%. The Issuing Bank shall notify the Company and the Agent whenever any demand for payment is made under any Letter of Credit by the beneficiary thereunder; provided that the failure of the Issuing Bank to so notify the Company shall not affect the rights of the Issuing Bank or the Banks in any manner whatsoever.

     (b) Indemnification; Nature of Bank's Duties.

          (i) In addition to amounts payable as elsewhere provided in this Agreement, the Company hereby agrees to pay and to protect, indemnify and save harmless the Banks from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees and allocated costs of internal counsel) that the Banks may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or the incurrence obligations pursuant to any Letter of Credit in respect thereof, or (B) the failure of the Banks to honor a demand for payment under any Letter of Credit or of the Banks to make any payment under any obligations pursuant to any Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, in each case other than to the extent solely as a result of the gross negligence or willful misconduct of the Banks (as finally determined by a court of competent jurisdiction).

          (ii) As between the Banks, on the one hand, and the Company on the other hand, the Company assumes all risks of the acts and omissions of, or misuse of any Letter of Credit by, beneficiaries of any Letter of Credit. In furtherance and not in limitation of the foregoing, to the fullest extent permitted by law, the Banks shall not be responsible for (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document issued by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged, (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason, (C) the failure of the beneficiary of any Letter of Credit to comply fully with conditions required to demand payment under such Letter of Credit; (D) errors, omissions, interruptions or delays in transmission or delivery of any messages by mail, cable, telegraph, telex or otherwise, whether or not they may be in cipher, (E) errors in interpretation of technical terms, (F) any loss or delay in the transmission or otherwise of any document required to make a payment under any Letter of Credit, (G) the credit of the proceeds of any drawing under any Letter of Credit and (H) any consequences arising from causes beyond the control of the Banks; provided that in each case described in (A)-(H) hereof, a Bank shall be liable only to the extent of any losses, claims or liabilities that arise solely as a result of its gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction). None of the above shall affect, impair or prevent the vesting of any of the Banks' rights or powers hereunder or under this Agreement.

     2.3.4 Limitation on Obligations of Issuing Bank. In determining whether to pay under any Letter of Credit, the Issuing Bank shall not have any obligation to the Company or any Bank other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the Issuing Bank under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence and willful misconduct, shall not impose upon the Issuing Bank any liability to the Company or any Bank and shall not reduce or impair the Company's reimbursement obligations set forth in Section 2.3.3 or the obligations of the Banks pursuant to Section 2.3.5.

     2.3.5 Funding by Banks to Issuing Bank. If the Issuing Bank makes any payment or disbursement under any Letter of Credit and the Company has not reimbursed the Issuing Bank in full for such payment or disbursement by 11:00 A.M., Chicago time, on the date of such payment or disbursement, or if any reimbursement received by the Issuing Bank from the Company is or must be returned or rescinded upon or during any bankruptcy or reorganization of the Company or otherwise, each other Bank with a Revolving Loan Commitment shall be obligated to pay to the Agent for the account of the Issuing Bank, in full or partial payment of the purchase price of its participation in such Letter of Credit, its Pro Rata Share of such payment or disbursement (but no such payment shall diminish the obligations of the Company under Section 2.3.3), and, upon notice from the Issuing Bank, the Agent shall promptly notify each other Bank thereof. Each other Bank with a Revolving Loan Commitment irrevocably and unconditionally agrees to so pay to the Agent in immediately available funds for the Issuing Bank's account the amount of such other Bank's Pro Rata Share of such payment or disbursement. If and to the extent any Bank shall not have made such amount available to the Agent by 2:00 P.M., Chicago time, on the Business Day on which such Bank receives notice from the Agent of such payment or disbursement (it being understood that any such notice received after noon, Chicago time, on any Business Day shall be deemed to have been received on the next following Business Day), such Bank agrees to pay interest on such amount to the Agent for the Issuing Bank's account forthwith on demand, for each day from the date such amount was to have been delivered to the Agent to the date such amount is paid, at a rate per annum equal to (a) for the first three days after demand, the Federal Funds Rate from time to time in effect and (b) thereafter, the Base Rate from time to time in effect. Any Bank's failure to make available to the Agent its Pro Rata Share of any such payment or disbursement shall not relieve any other Bank of its obligation hereunder to make available to the Agent such other Bank's Pro Rata Share of such payment, but no Bank shall be responsible for the failure of any other Bank to make available to the Agent such other Bank's Pro Rata Share of any such payment or disbursement.

     2.4 Commitments Several. The failure of any Bank to make a requested Loan on any date shall not relieve any other Bank of its obligation (if any) to make a Loan on such date, but no Bank shall be responsible for the failure of any other Bank to make any Loan to be made by such other Bank.

     2.5 Certain Conditions. Notwithstanding any other provision of this Agreement, no Bank shall have an obligation to make any Loan, or to permit the continuation of or any conversion into any LIBOR Loan, and the Issuing Bank shall not have any obligation to issue any Letter of Credit, if an Event of Default or Unmatured Event of Default exists.

                                    SECTION 3
                             NOTES EVIDENCING LOANS

     3.1 Notes.

     (a) The Revolving Loans of each Bank shall be evidenced by a single revolving note (each such note, a "Revolving Loan Note") substantially in the form set forth in Exhibit A dated the Closing Date, with appropriate insertions, payable to the order of such Bank in a face principal amount equal to the sum of such Bank's Revolving Loan Commitment. Each Revolving Loan of such Bank shall be paid in full on the Termination Date.

     (b) The Term Loan of each Bank shall be evidenced by a term note substantially in the form of Exhibit B (each such note, a "Term Loan Note"), dated the Closing Date in a principal amount equal to the initial principal amount of such Bank's advance of the Term Loan or the portion of such Term Loan assigned to such Bank in accordance with Section 14.9, duly executed and delivered by the Company and payable to such Bank.

     3.2 Recordkeeping. Each Bank shall record in its records, or at its option on the schedule attached to its Note, the date and amount of each Loan made by such Bank, each repayment or conversion thereof and, in the case of each LIBOR Loan, the dates on which each Interest Period for such Loan shall begin and end. The aggregate unpaid principal amount so recorded shall be rebuttable presumptive evidence of the principal amount owing and unpaid on such Note. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the obligations of the Company hereunder or under any Note to repay the principal amount of the Loans evidenced by such Note together with all interest accruing thereon.

                                    SECTION 4
                                    INTEREST

     4.1 Interest Rates. The Company promises to pay interest on the unpaid principal amount of each Loan for the period commencing on the date of such Loan until such Loan is paid in full as follows:

          (a) at all times while such Loan is a Base Rate Loan, at a rate per annum equal to the sum of the Base Rate from time to time in effect plus the Base Rate Margin from time to time in effect; and

          (b) at all times while such Loan is a LIBOR Loan, at a rate per annum equal to the sum of the LIBOR Rate (Reserve Adjusted) applicable to each Interest Period for such Loan plus the LIBOR Margin from time to time in effect;

provided that at any time an Event of Default exists, if requested by the Required Banks, the interest rate applicable to each Loan shall be increased by 2%.

     4.2 Interest Payment Dates. Accrued interest on each Base Rate Loan shall be payable in arrears on the last day of each calendar quarter and at maturity. Accrued interest on each LIBOR Loan shall be payable on the last day of each Interest Period relating to such Loan and at maturity. After maturity, accrued interest on all Loans shall be payable on demand.

     4.3 Setting and Notice of LIBOR Rates. The applicable LIBOR Rate for each Interest Period shall be determined by the Agent, and notice thereof shall be given by the Agent promptly to the Company and each Bank. Each determination of the applicable LIBOR Rate by the Agent shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error; provided, however, that upon notice by a Bank to the Agent and the Company (which notice must be given to the Agent and the Company on or prior to the commencement of the applicable Interest Period) that the LIBOR Rate as so determined by the Agent is not the LIBOR Rate as determined by such Bank, then the LIBOR Rate as so determined by such Bank shall be the LIBOR Rate applicable to such Bank's LIBOR Loan and shall be conclusive and binding on the parties hereto, in the absence of demonstrable error. The Agent shall, upon written request of the Company or any Bank, deliver to the Company or such Bank a statement showing the computations used by the Agent in determining any applicable LIBOR Rate hereunder.

     4.4 Computation of Interest. Interest shall be computed for the actual number of days elapsed on the basis of a year of 360 days. The applicable interest rate for each Base Rate Loan shall change simultaneously with each change in the Base Rate without notice or demand of any kind.

                                    SECTION 5
                                      FEES

     5.1 Non-Use Fee. The Company agrees to pay to the Agent for the account of each Bank a non-use fee, for the period from the Closing Date to the Termination Date, at the Non-Use Fee Rate in effect from time to time of such Bank's Pro Rata Share (as adjusted from time to time) of the unused amount of the Revolving Commitment Amount. For purposes of calculating usage under this Section, the Revolving Commitment Amount shall be deemed used to the extent of the aggregate principal amount of all outstanding Revolving Loans plus the Stated Amount of all Letters of Credit. Such non-use fee shall be payable in arrears on the last day of each Fiscal Quarter and on the Termination Date for any period then ending for which such non-use fee shall not have previously been paid. The non-use fee shall be computed for the actual number of days elapsed on the basis of a year of 360 days.

     5.2 Letter of Credit Fees.

          (a) The Company agrees to pay to the Agent for the account of each Bank a nonrefundable annual letter of credit fee for each Letter of Credit equal to the LC Fee Rate in effect on each date such fee is payable hereunder of such Bank's Pro Rata Share (as adjusted from time to time) of the maximum amount of such Letter of Credit. Such letter of credit fee shall be payable in advance on the date of the issuance of each Letter of Credit and on each anniversary date thereafter as long as such Letter of Credit is outstanding.

          (b) In addition, with respect to each Letter of Credit, the Company agrees to pay to the Issuing Bank, for its own account, (i) such fees and expenses as the Issuing Bank customarily requires in connection with the issuance, negotiation, processing and/or administration of letters of credit in similar situations and (ii) a nonrefundable letter of credit fronting fee for each Letter of Credit in an amount equal to 25 basis points of the maximum amount of each commercial Letter of Credit and 125 basis points of the maximum amount of each standby Letter of Credit, such fee to be payable upon issuance of the Letter of Credit and on each anniversary date thereafter as long as such Letter of Credit is outstanding.

     5.3 Annual Agent's Fees. The Company agrees to pay to the Agent such annual Agent's fees in accordance with the Agent Fee Letter.

     5.4 Loan Fee. The Company agrees to pay to the Agent for the account of each financial institutions party to the Existing Credit Agreement on the date of execution of this Agreement, a $95,000 amendment fee in connection with the amendments made to the Revolving Loan Commitments and the advance of the Term Loan described in Section 2.1.1 and Section 2.1.2 of this Agreement, respectively, and all other amendments contained herein that are in connection therewith (collectively, the "Loan Fee").

                                    SECTION 6
                         REDUCTION OR TERMINATION OF THE
                    REVOLVING COMMITMENT AMOUNT; PREPAYMENTS

     6.1 Reduction or Termination of the Revolving Commitment Amount.

     6.1.1 Voluntary Reduction or Termination of the Revolving Commitment Amount. The Company may from time to time on at least five Business Days' prior written notice received by the Agent (which shall promptly advise each Bank thereof) permanently reduce the Revolving Commitment Amount to an amount not less than the Revolving Outstandings. Any such reduction shall be in an amount not less than $5,000,000 or a higher integral multiple of $1,000,000. Concurrently with any reduction of the Revolving Commitment Amount to zero, the Company shall pay all interest on the Revolving Loans, all non-use fees and all letter of credit fees and shall Cash Collateralize in full all obligations arising with respect to the Letters of Credit.

     6.1.2 Mandatory Reductions of Revolving Commitment. On the date of any Mandatory Prepayment Event, the Revolving Commitment Amount shall be permanently reduced by an amount (if any) equal to the Designated Proceeds of such Mandatory Prepayment Event over the amount (if any) applied to prepay Term Loan pursuant to Section 6.2.2.

     6.1.3 All Reductions of the Revolving Commitment Amount. All reductions of the Revolving Commitment Amount shall reduce the Revolving Loan Commitments pro rata among the Banks according to their respective Pro Rata Shares.

     6.2 Prepayments.

     6.2.1 Voluntary Prepayments. The Company may from time to time prepay the Loans in whole or in part without charge or penalty except as provided in
Section 8.4 hereof or in any Hedging Agreement; provided that the Company shall give the Agent (which shall promptly advise each Bank) notice thereof not later than 10:00 A.M., Chicago time, on the day of such prepayment (which shall be a Business Day), specifying the Loans to be prepaid and the date and amount of prepayment. Any such partial prepayment shall be in an amount equal to $100,000 or a higher integral multiple of $10,000.

     6.2.2 Mandatory Prepayments.

     (a) The Company shall make a prepayment of the Term Loan until paid in full upon the occurrence of any of the following (each a "Mandatory Prepayment Event") at the following times and in the following amounts (such applicable amounts being referred to as "Designated Proceeds"):

          (i) Concurrently with the receipt by any Loan Party of any Net Cash Proceeds from any Asset Disposition, in an amount equal to 100% of such Net Cash Proceeds.

          (ii) Concurrently with the receipt by any Loan Party of any Net Cash Proceeds from any issuance of Capital Securities of any Loan Party (excluding (x) any issuance of Capital Securities pursuant to any employee or director option program, benefit plan or compensation program and (y) any issuance by a Subsidiary to the Company or another Subsidiary), in an amount equal to 100% of such Net Cash Proceeds.

          (iii) Concurrently with the receipt by any Loan Party of any Net Cash Proceeds from any issuance of any Debt of any Loan Party (excluding Debt permitted by Section 10.7), in an amount equal to 100% of such Net Cash Proceeds.

     (b) If on any day the Revolving Outstandings exceed the Borrowing Base, the Company shall immediately prepay Revolving Loans and/or Cash Collateralize the outstanding Letters of Credit, or do a combination of the foregoing, in an amount sufficient to eliminate such excess.

     (c) If on any day on which the Revolving Commitment Amount is reduced pursuant to Section 6.1.2 the Revolving Outstandings exceeds the Revolving Commitment Amount, the Company shall immediately prepay Revolving Loans and/or Cash Collateralize the outstanding Letters of Credit, or do a combination of the foregoing, in an amount sufficient to eliminate such excess.

     6.3 All Prepayments. Each voluntary partial prepayment shall be in a principal amount of $100,000 or a higher integral multiple of $10,000. Any partial prepayment of a Group of LIBOR Loans shall be subject to the proviso to
Section 2.2.3(a). Any prepayment of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 8.4.

     6.4 Repayments.

          (a) Revolving Loans. The Revolving Loans of each Bank shall be paid in full and the Commitments of the Banks to make Revolving Loans shall terminate on the Termination Date.

          (b) Term Loan. The Term Loan of each Bank shall be paid in installments equal to such Bank's Pro Rata Share of the aggregate principal amount of the installments of the Term Loan as follows:

PAYMENT DATE               AMOUNT
------------              --------
June 30, 2008             $625,000
September 30, 2008        $625,000
December 31, 2008         $625,000
March 31, 2009            $625,000
June 30, 2009             $625,000
September 30, 2009        $625,000
December 31, 2009         $625,000
March 31, 2010            $625,000
June 30, 2010             $625,000
September 30, 2010        $625,000
December 31, 2010         $625,000
March 31, 2011            $625,000
June 30, 2011             $625,000
September 30, 2011        $625,000
December 31, 2011         $625,000
Term Loan Maturity Date   $625,000

     Unless sooner paid in full, the outstanding principal balance of the Term Loan shall be paid in full on the Term Loan Maturity Date.

                                    SECTION 7
                 MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES

     7.1 Making of Payments. All payments of principal of or interest on the Notes, and of all fees, shall be made by the Company to the Agent in immediately available funds at the office specified by the Agent not later than 10:00 A.M. Chicago time, on the date due; and funds received after that hour shall be deemed to have been received by the Agent on the following Business Day. The Agent shall promptly remit to each Bank its share of all such payments received in collected funds by the Agent for the account of such Bank. All payments under
Section 8.1 shall be made by the Company directly to the Bank entitled thereto.

     7.2 Application of Certain Payments. Each payment of principal shall be applied to such Loans as the Company shall direct by notice to be received by the Agent on or before the date of such payment or, in the absence of such notice, as the Agent shall determine in its discretion. Concurrently with each remittance to any Bank of its share of any such payment, the Agent shall advise such Bank as to the application of such payment.

     7.3 Due Date Extension. If any payment of principal or interest with respect to any of the Loans, or of any fees, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day (unless, in the case of a LIBOR Loan, such immediately following Business Day is the first Business Day of a calendar month, in which case such due date shall be the immediately preceding Business Day) and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.

     7.4 Setoff. The Company agrees that the Agent and each Bank have all rights of set-off and bankers' lien provided by applicable law, and in addition thereto, the Company hereby grants to the Agent and the Banks, a continuing lien, security interest and right of setoff as security for all liabilities and obligations to the Agent and the Banks, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of the Agent, any Bank or any entity under the control of any Affiliate or parent thereof and its successors and assigns or in transit to any of them. At any time after an Event of Default or upon notice of issue of any legal process by which process any of the Company's assets in the possession or control of the Agent or any Bank may be trusteed, attached or levied upon, without demand or notice (any such notice being expressly waived by the Company), the Agent and/or such Bank may setoff the same or any part thereof and apply the same to any liability or obligation of the Company and any Guarantor even though unmatured and regardless of the adequacy of any other collateral securing the Loans. ANY AND ALL RIGHTS TO REQUIRE THE AGENT OR ANY BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE LOANS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE COMPANY OR ANY GUARANTOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

     7.5 Proration of Payments. If any Bank shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise, but excluding any payment pursuant to Section 8.7 or 14.9 and payments of interest on any Affected Loan) on account of principal of or interest on any Loan (or on account of its participation in any Letter of Credit) in excess of its Pro Rata Share of payments and other recoveries obtained by all Banks on account of principal of and interest on the Loans (or such participation) then held by them, such Bank shall purchase from the other Banks such participations in the Loans (or sub-participations in Letters of Credit) held by them as shall be necessary to cause such purchasing Bank to share the excess payment or other recovery ratably with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Bank, the purchase shall be rescinded and the purchase price restored to the extent of such recovery.

     7.6 Taxes. (a) All payments made by the Company hereunder or under any Loan Documents shall be made without setoff, counterclaim, or other defense. To the extent permitted by applicable law, all payments hereunder or under the Loan Documents (including any payment of principal, interest, or fees) to, or for the benefit, of any Bank shall be made by the Company free and clear of and without deduction or withholding for, or on account of, any Taxes now or hereinafter imposed by any taxing authority.

     (b) If the Company makes any payment hereunder or under any Loan Document in respect of which it is required by applicable law to deduct or withhold any Taxes, the Company shall increase the payment hereunder or under any such Loan Document such that after the reduction for the amount of Taxes withheld (and any taxes withheld or imposed with respect to the additional payments required under this Section 7.6(b)), the amount paid to the Banks or the Agent equals the amount that was payable hereunder or under any such Loan Document without regard to this Section 7.6(b). To the extent the Company withholds any Taxes on payments hereunder or under any Loan Document, the Company shall pay the full amount deducted to the relevant taxing authority within the time allowed for payment under applicable law and shall deliver to the Agent as soon as practicable after it has made payment to such authority a receipt issued by such authority (or other evidence reasonably satisfactory to the Agent) evidencing such payment.

     (c) If any Bank or the Agent is required by law to make any payments of any Taxes on or in relation to any amounts received or receivable hereunder or under any other Loan Document, or any Tax is assessed against a Bank or the Agent with respect to amounts received or receivable hereunder or under any other Loan Document, the Company will indemnify such person against (i) such Tax (and any reasonable counsel fees and expenses associated with such Tax) and (ii) any taxes imposed as a result of the receipt of the payment under this Section 7.6(c). A certificate prepared in good faith as to the amount of such payment by such Bank or the Agent shall, absent manifest error, be final, conclusive, and binding on all parties.

     (d) (i) Each Bank that is not a United States person within the meaning of Code Section 7701(a)(30) (a "Non-U.S. Participant") shall deliver to the Company and the Agent on or prior to the Closing Date (or in the case of a Bank that is an Assignee, on the date of such assignment to such Bank) two accurate and complete original signed copies of IRS Form W-8BEN, W-8ECI, or W-8IMY (or any successor or other applicable form prescribed by the IRS) certifying to such Bank's entitlement to a complete exemption from United States withholding tax on payments to be made hereunder. If a Bank that is a Non-U.S. Participant is claiming a complete exemption from withholding pursuant to Code Sections 871(h) or 881(c), the Bank shall deliver to the Company and the Agent (along with two accurate and complete original signed copies of IRS Form W-8BEN) a certificate in form and substance reasonably acceptable to the Company and the Agent (any such certificate, a "Withholding Certificate"). In addition, each Bank that is a Non-U.S. Participant agrees that from time to time after the Closing Date, (or in the case of a Bank that is an Assignee, after the date of the assignment to such Bank), when a lapse in time (or change in circumstances occurs) renders the prior certificates hereunder obsolete or inaccurate in any material respect, such Bank shall, to the extent permitted under applicable law, deliver to the Company and the Agent two new and accurate and complete original signed copies of an IRS Form W-8BEN, W-8ECI, or W-8IMY (or any successor or other applicable forms prescribed by the IRS), and if applicable, a new Withholding Certificate, to confirm or establish the entitlement of such Bank or the Agent to an exemption from United States withholding tax on payments to be made hereunder.

          (ii) Each Bank that is not a Non-U.S. Participant (other than any such Bank which is taxed as a corporation for U.S. federal income tax purposes) shall provide two properly completed and duly executed copies of IRS Form W-9 (or any successor or other applicable form) to the Company and the Agent certifying that such Bank is exempt from United States backup withholding tax. To the extent that a form provided pursuant to this
     Section 7.6(d)(ii) is rendered obsolete or inaccurate in any material respects as result of change in circumstances with respect to the status of a Bank, such Bank shall, to the extent permitted by applicable law, deliver to the Company and the Agent revised forms necessary to confirm or establish the entitlement of such Bank to such exemption from United States backup withholding tax.

          (iii) The Company shall not be required to pay additional amounts to a Bank, or indemnify any Bank, under this Section 7.6 to the extent that such obligations would not have arisen but for the failure of such Bank to comply with Section 7.6(d).

          (iv) Each Bank agrees to indemnify the Agent and hold the Agent harmless for the full amount of any and all present or future Taxes and related liabilities (including penalties, interest, additions to tax and expenses, and any Taxes imposed by any jurisdiction on amounts payable to the Agent under this Section 7.6) which are imposed on or with respect to principal, interest or fees payable to such Bank hereunder and which are not paid by the Company pursuant to this Section 7.6, whether or not such Taxes or related liabilities were correctly or legally asserted. This indemnification shall be made within 30 days from the date the Agent makes written demand therefor.

                                    SECTION 8
                       INCREASED COSTS; SPECIAL PROVISIONS
                                 FOR LIBOR LOANS

     8.1 Increased Costs.

          (a) If, after the date hereof, the adoption of, or any change any applicable law, rule or regulation, or any change in the interpretation or administration of any applicable law, rule or regulation by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or any LIBOR Office of such Bank) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

               (i) shall subject any Bank (or any LIBOR Office of such Bank) to any tax, duty or other charge with respect to its LIBOR Loans, its Note or its obligation to make LIBOR Loans, or shall change the basis of taxation of payments to any Bank of the principal of or interest on its LIBOR Loans or any other amounts due under this Agreement in respect of its LIBOR Loans or its obligation to make LIBOR Loans (except for changes in the rate of tax on the overall net income of such Bank or its LIBOR Office imposed by the jurisdiction in which such Bank's principal executive office or LIBOR Office is located);

               (ii) shall impose, modify or deem applicable any reserve (including any reserve imposed by the FRB, but excluding any reserve included in the determination of interest rates pursuant to Section 4), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any Bank (or any LIBOR Office of such Bank); or

               (iii) shall impose on any Bank (or its LIBOR Office) any other condition affecting its LIBOR Loans, its Note or its obligation to make LIBOR Loans;

     and the result of any of the foregoing is to increase the cost to (or to impose a cost on) such Bank (or any LIBOR Office of such Bank) of making or maintaining any LIBOR Loan, or to reduce the amount of any sum received or receivable by such Bank (or its LIBOR Office) under this Agreement or under its Note with respect thereto, then upon demand by such Bank (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Agent), the Company shall pay directly to such Bank such additional amount as will compensate such Bank for such increased cost or such reduction.

          (b) If any Bank shall reasonably determine that any change in, the adoption or phase-in of, any applicable law, rule or regulation regarding capital adequacy, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank or any Person controlling such Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's or such controlling Person's capital as a consequence of such Bank's obligations hereunder or under any Letter of Credit to a level below that which such Bank or such controlling Person could have achieved but for such change, adoption, phase-in or compliance (taking into consideration such Bank's or such controlling Person's policies with respect to capital adequacy) by an amount deemed by such Bank or such controlling Person to be material, then from time to time, upon demand by such Bank (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Agent), the Company shall pay to such Bank such additional amount as will compensate such Bank or such controlling Person for such reduction.

     8.2 Basis for Determining Interest Rate Inadequate or Unfair. If with respect to any Interest Period:

          (a) deposits in Dollars (in the applicable amounts) are not being offered to the Agent in the interbank LIBOR market for such Interest Period, or the Agent otherwise reasonably determines (which determination shall be binding and conclusive on the Company) that by reason of circumstances affecting the interbank LIBOR market adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate; or

          (b) Banks having aggregate Pro Rata Shares of 25% or more advise the Agent that the LIBOR Rate (Reserve Adjusted) as determined by the Agent will not adequately and fairly reflect the cost to such Banks of maintaining or funding LIBOR Loans for such Interest Period (taking into account any amount to which such Banks may be entitled under Section 8.1) or that the making or funding of LIBOR Loans has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of such Banks materially affects such Loans;

then the Agent shall promptly notify the other parties thereof and, so long as such circumstances shall continue, (i) no Bank shall be under any obligation to make or convert into LIBOR Loans and (ii) on the last day of the current Interest Period for each LIBOR Loan, such Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan.

     8.3 Changes in Law Rendering LIBOR Loans Unlawful. If any change in, or the adoption of any new, law or regulation, or any change in the interpretation of any applicable law or regulation by any governmental or other regulatory body charged with the administration thereof, should make it (or in the good faith judgment of any Bank cause a substantial question as to whether it is) unlawful for any Bank to make, maintain or fund LIBOR Loans, then such Bank shall promptly notify each of the other parties hereto and, so long as such circumstances shall continue, (a) such Bank shall have no obligation to make or convert into LIBOR Loans (but shall make Base Rate Loans concurrently with the making of or conversion into LIBOR Loans by the Banks which are not so affected, in each case in an amount equal to the amount of LIBOR Loans which would be made or converted into by such Bank at such time in the absence of such circumstances) and (b) on the last day of the current Interest Period for each LIBOR Loan of such Bank (or, in any event, on such earlier date as may be required by the relevant law, regulation or interpretation), such LIBOR Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan. Each Base Rate Loan made by a Bank which, but for the circumstances described in the foregoing sentence, would be a LIBOR Loan (an "Affected Loan") shall remain outstanding for the same period as the Group of LIBOR Loans of which such Affected Loan would be a part absent such circumstances.

     8.4 Funding Losses. The Company hereby agrees that upon demand by any Bank (which demand shall be accompanied by a statement setting forth the basis for the amount being claimed, a copy of which shall be furnished to the Agent), the Company will indemnify such Bank against any net loss or expense which such Bank may sustain or incur (including any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund or maintain any LIBOR Loan), as reasonably determined by such Bank, as a result of (a) any payment, prepayment or conversion of any LIBOR Loan of such Bank on a date other than the last day of an Interest Period for such Loan (including any conversion pursuant to Section 8.3 or payment or prepayment resulting from acceleration following the occurrence of an Event of Default) or
(b) any failure of the Company to borrow, convert or continue any Loan on a date specified therefor in a notice of borrowing, conversion or continuation pursuant to this Agreement. For this purpose, all notices to the Agent pursuant to this Agreement shall be deemed to be irrevocable. Without limiting the foregoing, the Company shall pay to the Banks a "yield maintenance fee" in an amount computed as follows: The current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the term chosen pursuant to the LIBOR Rate Election as to which the prepayment is made, shall be subtracted from the LIBOR Rate (Reserve Adjusted) in effect at the time or prepayment. If the result is zero or a negative number, there shall be no yield maintenance fee. If this result is a positive number, then the resulting percentage shall be multiplied by an amount of the principal balance being prepaid. The resulting amount shall be divided by 360 and multiplied by the number of days remaining in the term chosen pursuant to the LIBOR Rate Election as to which the prepayment is made. Said amount shall be reduced to present value calculated by using the above referenced United States Treasury securities rate and the number of days remaining in the term chosen pursuant to the LIBOR Rate Election as to which prepayment is made. The resulting amount shall be the yield maintenance fee due to such Bank upon the prepayment of a LIBOR Loan. Each reference in this paragraph to "LIBOR Rate Election" shall mean the election by the Company of the LIBOR Rate.

     8.5 Right of Banks to Fund through Other Offices. Each Bank may, if it so elects, fulfill its commitment as to any LIBOR Loan by causing a foreign branch or Affiliate of such Bank to make such Loan; provided that in such event for the purposes of this Agreement such Loan shall be deemed to have been made by such Bank and the obligation of the Company to repay such Loan shall nevertheless be to such Bank and shall be deemed held by it, to the extent of such Loan, for the account of such branch or Affiliate.

     8.6 Discretion of Banks as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Bank shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Bank had actually funded and maintained each LIBOR Loan during each Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the LIBOR Rate for such Interest Period.

     8.7 Mitigation of Circumstances; Replacement of Banks.

          (a) Each Bank shall promptly notify the Company and the Agent of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Bank's sole judgment, otherwise disadvantageous to such Bank) to mitigate or avoid, (i) any obligation by the Company to pay any amount pursuant to Section 7.6 or
     8.1 or (ii) the occurrence of any circumstances described in Section 8.2 or
     8.3 (and, if any Bank has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Bank shall promptly so notify the Company and the Agent). Without limiting the foregoing, each Bank will designate a different funding office if such designation will avoid (or reduce the cost to the Company of) any event described in clause (i) or (ii) of the preceding sentence and such designation will not, in such Bank's sole judgment, be otherwise disadvantageous to such Bank.

          (b) If the Company becomes obligated to pay additional amounts to any Bank pursuant to Section 7.6 or 8.1, or any Bank gives notice of the occurrence of any circumstances described in Section 8.2 or 8.3, the Company may designate another bank which is acceptable to the Agent and the Issuing Bank in their reasonable discretion (such other bank being called a "Replacement Bank") to purchase the Loans of such Bank and such Bank's rights hereunder, without recourse to or warranty by, or expense to, such

     Bank, for a purchase price equal to the outstanding principal amount of the Loans payable to such Bank plus any accrued but unpaid interest on such Loans and all accrued but unpaid fees owed to such Bank and any other amounts payable to such Bank under this Agreement, and to assume all the obligations of such Bank hereunder, and, upon such purchase and assumption (pursuant to an Assignment Agreement), such Bank shall no longer be a party hereto or have any rights hereunder (other than rights with respect to indemnities and similar rights applicable to such Bank prior to the date of such purchase and assumption) and shall be relieved from all obligations to the Company hereunder, and the Replacement Bank shall succeed to the rights and obligations of such Bank hereunder.

     8.8 Conclusiveness of Statements; Survival of Provisions. Determinations and statements of any Bank pursuant to Section 8.1, 8.2, 8.3 or 8.4 shall be conclusive absent demonstrable error. Banks may use reasonable averaging and attribution methods in determining compensation under Sections 8.1 and 8.4, and the provisions of such Sections shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit and termination of this Agreement.

                                    SECTION 9
                                   WARRANTIES

     To induce the Agent and the Banks to enter into this Agreement and to induce the Banks to make Loans and issue and participate in Letters of Credit hereunder, the Company warrants to the Agent and the Banks that:

     9.1 Organization. The Company is a corporation validly existing and in good standing under the laws of the State of Massachusetts; each Subsidiary is validly existing and in good standing under the laws of the jurisdiction of its organization; and each of the Company and each Subsidiary is duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure to so qualify would not have a Material Adverse Effect. The Company's name as it appears in this Agreement is its exact name as it appears on the Company's organizational documents as amended.

     9.2 Authorization; No Conflict. Each of the Company and each other Loan Party is duly authorized to execute and deliver each Loan Document to which it is a party, the Company is duly authorized to borrow monies hereunder and each of the Company and each other Loan Party is duly authorized to perform its obligations under each Loan Document to which it is a party. The execution, delivery and performance by the Company of this Agreement and by each of the Company and each other Loan Party of each Loan Document to which it is a party, and the borrowings by the Company hereunder, do not and will not (a) require any consent or approval of any governmental agency or authority (other than any consent or approval which has been obtained and is in full force and effect),
(b) conflict with (i) any provision of law, (ii) the charter, by-laws or other organizational documents of the Company or any other Loan Party or (iii) any agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon the Company or any other Loan Party or any of their respective properties or

(c) require, or result in, the creation or imposition of any Lien on any asset of the Company, any Subsidiary or any other Loan Party (other than Liens in favor of the Agent created pursuant to the Collateral Documents).

     9.3 Validity and Binding Nature. Each of this Agreement and each other Loan Document to which the Company or any other Loan Party is a party is the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors' rights generally and to general principles of equity.

     9.4 Financial Condition. The audited consolidated financial statements of the Company and its Subsidiaries as at December 31, 2006, copies of which have been delivered to each Bank, were prepared in accordance with GAAP and present fairly the consolidated financial condition of the Company and its Subsidiaries as at such date and the results of their operations for the period then ended.

     9.5 No Material Adverse Change. Since December 31, 2006, there has been no material adverse change in the financial condition, operations, assets, business, properties or prospects of the Company and its Subsidiaries taken as a whole.

     9.6 Litigation and Contingent Liabilities. No litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to the Company's knowledge, threatened against the Company or any Subsidiary which could reasonably be expected to have a Material Adverse Effect, except as set forth in Schedule 9.6. Other than any liability incident to such litigation or proceedings, neither the Company nor any Subsidiary has any material contingent liabilities not listed on Schedule 9.6 or permitted by Section 10.7.

     9.7 Ownership of Properties; Liens. Each of the Company and each Subsidiary owns good and, in the case of real property, marketable title to all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and claims (including infringement claims with respect to patents, trademarks, service marks, copyrights and the like) except as permitted by Section 10.8.

     9.8 Subsidiaries. As of the Closing Date, the Company has no Subsidiaries other than those listed on Schedule 9.8.

     9.9 Pension Plans.

          (a) During the twelve-consecutive-month period prior to the date of the execution and delivery of this Agreement or the making of any Loan or the issuance of any Letter of Credit, (i) no steps have been taken to terminate any Pension Plan and (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under
     Section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which could reasonably be expected to result in the incurrence by the Company of any material liability, fine or penalty other than the obligation to make contributions to its Pension Plan in the ordinary course of business.

          (b) All contributions (if any) have been made to any Multiemployer Pension Plan that are required to be made by the Company or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable law; neither the Company nor any member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any withdrawal liability with respect to any such plan which has not been satisfied or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could reasonably be expected to result in a withdrawal or partial withdrawal from any such plan; and neither the Company nor any member of the Controlled Group has received any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

     9.10 Investment Company Act. As of the date hereof, neither the Company nor any Subsidiary is an "investment company" within the meaning of the Investment Company Act of 1940.

     9.11 [Intentionally Omitted.]

     9.12 Regulation U. The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

     9.13 Taxes. Each of the Company and each Subsidiary has filed all material tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges thereby shown to be owing, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

     9.14 Solvency, etc. On the Closing Date, and immediately prior to and after giving effect to the issuance of each Letter of Credit and each borrowing hereunder and the use of the proceeds thereof, (a) each of the Company's and each other Loan Party's assets will exceed its liabilities and (b) each of the Company and each other Loan Party will be solvent, will be able to pay its debts as they mature, will own property with fair saleable value greater than the amount required to pay its debts and will have capital sufficient to carry on its business as then constituted.

     9.15 Environmental Matters.

          (a) No Violations. Except as set forth on Schedule 9.15, neither the Company nor any Subsidiary, nor any operator of the Company's or any Subsidiary's existing properties, is in violation, or alleged violation, of any judgment, decree, order, law, permit, license, rule or regulation pertaining to environmental matters, including those arising under the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986 or any other Environmental Law which (i) in any single case, requires expenditures in any three-year period of $100,000 or more by the Company and its Subsidiaries in penalties and/or for investigative, removal or remedial actions or (ii) individually or in the aggregate otherwise could reasonably be expected to have a Material Adverse Effect.

          (b) Notices. Except as set forth on Schedule 9.15 and for matters arising after the Closing Date, in each case none of which could singly or in the aggregate be expected to have a Material Adverse Effect, neither the Company nor any Subsidiary has received notice from any third party, including any Federal, state or local governmental authority: (a) that any one of them has been identified by the U.S. Environmental Protection Agency as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B; (b) that any hazardous waste, as defined by 42 U.S.C. Section 6903(5), any hazardous substance as defined by 42 U.S.C. Section 960I(14), any pollutant or contaminant as defined by 42 U.S.C. Section 9601(33) or any toxic substance, oil or hazardous material or other chemical or substance regulated by any Environmental Law (all of the foregoing, "Hazardous Substances") which any one of them has generated, transported or disposed of has been found at any site at which a Federal, state or local agency or other third party has conducted a remedial investigation, removal or other response action pursuant to any Environmental Law; (c) that the Company or any Subsidiary must conduct a remedial investigation, removal, response action or other activity pursuant to any Environmental Law; or (d) of any Environmental Claim.

          (c) Handling of Hazardous Substances. Except as set forth on Schedule 9.15, (i) no portion of the real property or other assets of the Company or any Subsidiary has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance in all material respects with applicable Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous Substances is located on such properties; (ii) in the course of any activities conducted by the Company, any Subsidiary or the operators of any real property of the Company or any Subsidiary, no Hazardous Substances have been generated or are being used on such properties except in accordance in all material respects with applicable Environmental Laws; (iii) there have been no Releases or threatened Releases of Hazardous Substances on, upon, into or from any real property or other assets of the Company or any Subsidiary, which Releases singly or in the aggregate could reasonably be expected to have a material adverse effect on the value of such real property or assets; (iv) there have been no Releases on, upon, from or into any real property in the vicinity of the real property or other assets of the Company or any Subsidiary which, through soil or groundwater contamination, may have come to be located on, and which could reasonably be expected to have a Material Adverse Effect; and (v) any Hazardous Substances generated by the Company and its Subsidiaries have been transported offsite only by properly licensed carriers and delivered only to treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which, to the Company's knowledge, transporters and facilities have been and are operating in compliance in all material respects with such permits and applicable Environmental Laws.

     9.16 Real Property. Set forth on Schedule 9.16 is a complete and accurate list, as of the Closing Date, of the address of all real property owned or leased by the Company or any Subsidiary, together with, in the case of leased property, the name and mailing address of the lessor of such property.

     9.17 Information. All information heretofore or contemporaneously herewith furnished in writing by the Company or any other Loan Party to the Agent or any Bank for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of the Company or any Subsidiary to the Agent or any Bank pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by the Agent and the Banks that any projections and forecasts provided by the Company are based on good faith estimates and assumptions believed by the Company to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).

     9.18 Intellectual Property. The Company and each Subsidiary owns and possesses or has a license or other right to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights as are necessary for the conduct of the business of the Company and its Subsidiaries, without, to the best of their knowledge, any infringement upon rights of others which could reasonably be expected to have a Material Adverse Effect.

     9.19 Labor Matters. Except as set forth on Schedule 9.19, neither the Company nor any Subsidiary is subject to any labor or collective bargaining agreement. Except as set forth on Schedule 9.19, there are no existing or, to the Company's knowledge, threatened strikes, lockouts or other labor disputes involving the Company or any Subsidiary that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Company and its Subsidiaries are not in violation in any material respect of the Fair Labor Standards Act or any other applicable law, rule or regulation dealing with such matters.

     9.20 No Default. No Event of Default or Unmatured Event of Default exists or would result from the incurring by the Company of any Debt hereunder or under any other Loan Document.

     9.21. OFAC. Neither the Company nor any Subsidiary (i) is a Person whose property or interests in property are blocked or subject to blocking pursuant to
Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) is engaged in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any Person in any manner violative of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other Office of Foreign Assets Control ("OFAC") regulation or executive order.

     9.22. PATRIOT Act. The Company and each Subsidiary is in compliance with the (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the "USA PATRIOT Act"). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended. The Company (on behalf of itself and for each Subsidiary) hereby acknowledges receipt of notification that, pursuant to the requirements of the USA PATRIOT Act, the Banks are required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Company and its Subsidiaries and other information that will allow the Banks to identify the such parties in accordance with the USA PATRIOT Act.

                                   SECTION 10
                                    COVENANTS

     Until the expiration or termination of the Commitments and thereafter until all obligations of the Company hereunder and under the other Loan Documents are paid in full and all Letters of Credit have been terminated, the Company agrees that, unless at any time the Required Banks shall otherwise expressly consent in writing, it will:

     10.1 Reports, Certificates and Other Information. Furnish to the Agent and each Bank:

     10.1.1 Annual Report. Promptly when available and in any event within 120 days after the close of each Fiscal Year: (a) a copy of the annual audit report of the Company and its Subsidiaries for such Fiscal Year, including therein consolidated balance sheets and statements of earnings and cash flows of the Company and its Subsidiaries as at the end of such Fiscal Year, certified without qualification by Ernst & Young LLP or other independent auditors of recognized standing selected by the Company and reasonably acceptable to the Required Banks, together with, if requested by Agent, a written statement from such accountants to the effect that in making the examination necessary for the signing of such annual audit report by such accountants, nothing came to their attention that caused them to believe that the Company was not in compliance with any provision of Section 10.6 of this Agreement insofar as such provision relates to accounting matters or, if something has come to their attention that caused them to believe that the Company was not in compliance with any such provision, describing such non-compliance in reasonable detail.

     10.1.2 Interim Reports. Promptly when available and in any event within 30 days after the end of each month (45 days in the case of the last month of each Fiscal Quarter), a consolidated balance sheet of the Company and its Subsidiaries as of the end of such month, together with consolidated statements of earnings and cash flows for such month and for the period beginning with the first day of such Fiscal Year and ending on the last day of such month, together with a comparison with the corresponding period of the previous Fiscal Year and a comparison with the budget for such period of the current Fiscal Year, certified by the Chief Financial Officer or the Corporate Controller of the Company.

     10.1.3 Compliance Certificates. Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 10.1.1 and each set of monthly statements pursuant to Section 10.1.2 for the last month of each Fiscal Quarter, a duly completed compliance certificate in the form of Exhibit C with appropriate insertions, dated the date of such annual report or such quarterly statements and signed by the Chief Financial Officer or the Corporate Controller of the Company, containing (i) a computation of each of the financial ratios and restrictions set forth in Section 10.6 and to the effect that such officer has not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it and (ii) a written statement of the Company's management setting forth a discussion of the Company's financial condition, changes in financial condition and results of operations.

     10.1.4 Reports to the SEC and to Shareholders. Promptly upon the filing or sending thereof, copies of, or electric links to, all regular, periodic or special reports of the Company or any Subsidiary filed with the SEC; copies of all registration statements of the Company or any Subsidiary filed with the SEC (other than on Form S-8); and copies of all proxy statements or other communications made to security holders generally.

     10.1.5 Notice of Default, Litigation and ERISA Matters. Promptly upon becoming aware of any of the following, written notice describing the same and the steps being taken by the Company or the Subsidiary affected thereby with respect thereto:

          (a) the occurrence of an Event of Default or an Unmatured Event of Default;

          (b) any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Company to the Banks which has been instituted or, to the knowledge of the Company, is threatened in writing against the Company or any Subsidiary or to which any of the properties of any thereof is subject which could reasonably be expected to have a Material Adverse Effect;

          (c) the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan, or the failure of any member of the

     Controlled Group to make a required contribution to any Pension Plan (if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA) or to any Multiemployer Pension Plan, or the taking of any action with respect to a Pension Plan which could result in the requirement that the Company furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan or Multiemployer Pension Plan which could result in the incurrence by any member of the Controlled Group of any material liability, fine or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Pension Plan), or any material increase in the contingent liability of the Company with respect to any post-retirement welfare plan benefit, or any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent;

          (d) any cancellation or material change in any insurance maintained by the Company or any Subsidiary; or

          (e) any other event (including (i) any violation of any Environmental Law or the assertion of any Environmental Claim or (ii) the enactment or effectiveness of any law, rule or regulation) which could reasonably be expected to have a Material Adverse Effect.

     10.1.6 Borrowing Base Certificates. Within 30 days of the end of each month, a Borrowing Base Certificate dated as of the end of such month and executed by the Chief Financial Officer, the Corporate Controller or the Corporate Secretary of the Company on behalf of the Company (provided that (i) the Company may deliver a Borrowing Base Certificate more frequently if it chooses and (ii) at any time the Excess Availability under the Revolving Loans is less than Three Million Dollars ($3,000,000) or at any time an Event of Default exists, the Agent or the Required Banks may require the Company to deliver Borrowing Base Certificates more frequently).

     10.1.7 Management Reports. Promptly upon the request of the Agent or any Bank, copies of all detailed financial and management reports submitted to the Company by independent auditors in connection with each annual or interim audit made by such auditors of the books of the Company.

     10.1.8 Projections. As soon as practicable after approval thereof by the Board of Directors of the Company, and in any event during the 30 day period prior to the commencement of each Fiscal Year, financial projections for the Company and its Subsidiaries for such Fiscal Year (including an operating budget and a cash flow budget) prepared in a manner consistent with the projections delivered by the Company to the Banks prior to the Closing Date or otherwise in a manner reasonably satisfactory to the Agent, accompanied by a certificate of the Chief Financial Officer or the Corporate Controller of the Company on behalf of the Company to the effect that (i) such projections were prepared by the Company in good faith, (ii) the Company has a reasonable basis for the assumptions contained in such projections and (iii) such projections have been prepared in accordance with such assumptions.

     10.1.9 Subordinated Debt Notices. Promptly from time to time, copies of any notices (including notices of default or acceleration) received from any holder or trustee of, under or with respect to any Subordinated Debt.

     10.1.10 Other Information. Promptly from time to time, such other information concerning the Company and its Subsidiaries as any Bank or the Agent may reasonably request.

     10.2 Books, Records and Inspections. Keep, and cause each Subsidiary to keep, its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP; permit, and cause each Subsidiary to permit, any Bank or the Agent or any representative thereof to inspect the properties and operations of the Company or such Subsidiary; and permit, and cause each Subsidiary to permit, at any reasonable time and with reasonable prior notice (or at any time without notice if an Event of Default exists), any Bank or the Agent or any representative thereof to visit any or all of its offices, to discuss its financial matters with its officers and its independent auditors (and the Company hereby authorizes such independent auditors to discuss such financial matters with any Bank or the Agent or any representative thereof), and to examine (and, at the expense of the Company or the applicable Subsidiary, photocopy extracts from) any of its books or other records; and permit, and cause each Subsidiary to permit, the Agent and its representatives to inspect the Inventory and other tangible assets of the Company or such Subsidiary, to perform appraisals of the equipment and other fixed assets of the Company or such Subsidiary, and to inspect, audit, check and make copies of and extracts from the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating to Inventory, Accounts Receivable and any other collateral. All such inspections or audits by the Agent shall be at the Company's expense, provided that so long as no Event of Default or Unmatured Event of Default exists, the Company shall not be required to reimburse the Agent for inspections, visits and appraisals or audits more frequently than once each Fiscal Year.

     10.3 Maintenance of Property; Insurance.

          (a) Keep, and cause each Subsidiary to keep, all property useful and necessary in the business of the Company or such Subsidiary in good working order and condition, ordinary wear and tear excepted.

          (b) Maintain, and cause each Subsidiary to maintain, with responsible insurance companies, such insurance as may be required by any law or governmental regulation or court decree or order applicable to it and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated; and, upon request of the Agent or any Bank, furnish to the Agent or such Bank a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Company and its Subsidiaries. The Company shall cause each issuer of an insurance policy to provide the Agent with an endorsement (i) showing loss payable to the Agent with respect to each policy of property or casualty insurance and naming the Agent and each Bank as an additional insured with respect to each policy of insurance for liability for personal injury or property damage, (ii) providing that 30 days' notice will be given to the Agent prior to any cancellation of such policy and (iii) reasonably acceptable in all other respects to the Agent.

          (c) UNLESS THE COMPANY PROVIDES THE AGENT WITH EVIDENCE OF THE INSURANCE COVERAGE REQUIRED BY THIS AGREEMENT, THE AGENT MAY PURCHASE INSURANCE AT THE COMPANY'S EXPENSE TO PROTECT THE AGENT'S AND THE BANKS' INTERESTS IN THE COLLATERAL. THIS INSURANCE MAY, BUT NEED NOT, PROTECT THE COMPANY'S INTERESTS. THE COVERAGE THAT THE AGENT PURCHASES MAY NOT PAY ANY CLAIM THAT IS MADE AGAINST THE COMPANY IN CONNECTION WITH THE COLLATERAL. THE COMPANY MAY LATER CANCEL ANY INSURANCE PURCHASED BY THE AGENT, BUT ONLY AFTER PROVIDING THE AGENT WITH EVIDENCE THAT THE COMPANY HAS OBTAINED INSURANCE AS REQUIRED BY THIS AGREEMENT. IF THE AGENT PURCHASES INSURANCE FOR THE COLLATERAL, THE COMPANY WILL BE RESPONSIBLE FOR THE COSTS OF THAT INSURANCE, INCLUDING INTEREST AND ANY OTHER CHARGES THAT MAY BE IMPOSED WITH THE PLACEMENT OF THE INSURANCE, UNTIL THE EFFECTIVE DATE OF THE CANCELLATION OR EXPIRATION OF THE INSURANCE. THE COSTS OF THE INSURANCE MAY BE ADDED TO THE PRINCIPAL AMOUNT OF THE LOANS OWING HEREUNDER. THE COSTS OF THE INSURANCE MAY BE MORE THAN THE COST OF THE INSURANCE THE COMPANY MAY BE ABLE TO OBTAIN ON ITS OWN.

          (d) The Agent agrees to notify the Company promptly after purchasing any insurance pursuant to Section 10.3(c) hereof.

     10.4 Compliance with Laws; Payment of Taxes and Liabilities. (a) Comply, and cause each Subsidiary to comply, in all material respects with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect; and (b) pay, and cause each Subsidiary to pay, prior to delinquency, all taxes and other governmental charges against it or any of its property, as well as claims of any kind which, if unpaid, could become a Lien on any of its property; provided that the foregoing shall not require the Company or any Subsidiary to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP.

     10.5 Maintenance of Existence, etc. Except as provided herein, including, without limitation under Section 10.10 hereof, (a) maintain and preserve, and (subject to Section 10.11) cause each Subsidiary to maintain and preserve, (i) its existence and good standing in the jurisdiction of its organization and (ii) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (except in those instances in which the failure to be qualified or in good standing does not have a Material

Adverse Effect); provided, however, that the dissolution of any Subsidiary that is not a Restricted Subsidiary shall be permitted hereunder notwithstanding anything to the contrary contained in this Agreement and (b) not change its business organization or the jurisdiction under which it is organized without having given the Agent thirty (30) days' prior written notice of its intent to do so.

     10.6 Financial Covenants.

     10.6.1 Fixed Charge Coverage Ratio. Not permit the Fixed Charge Coverage Ratio for any Computation Period on the last day of each Fiscal Quarter to be less than 1.50 to 1.00.

     10.6.2 Funded Debt to Adjusted EBITDA Ratio. Not permit the Funded Debt to Adjusted EBITDA Ratio of any Computation Period, as measured on the last day of each Fiscal Quarter, to exceed (i) 2.75 to 1.00 for such Computation Period on June 30, 2007, September 30, 2007 and December 31, 2007, (ii) 2.50 to 1.00 for
such Computation Period on March 31, 2008, June 30, 2008, September 30, 2008 and December 31, 2008 and (iii) 2.25 to 1.00 for such Computation Period on March 31, 2009 and on the last day of each Fiscal Quarter thereafter.

     10.6.3 Capital Expenditures. Not permit the aggregate amount of all Capital Expenditures made by the Company and its Subsidiaries in any Fiscal Year to exceed $8,000,000.

     10.7 Limitations on Debt. Not, and not permit any Subsidiary to, create, incur, assume or suffer to exist any Debt, except:

          (a) obligations under the Existing Credit Agreement (which shall be and remain outstanding and payable as an obligation under this Agreement), this Agreement and the other Loan Documents;

          (b) Debt secured by Liens permitted by Section 10.8(d), and extensions, renewals and refinancings thereof; provided that the aggregate amount of all such Debt at any time outstanding shall not exceed $4,000,000;

          (c) Debt of Subsidiaries to the Company and Debt of the Company to Guarantors;

          (d) Subordinated Debt;

          (e) Hedging Obligations incurred for bona fide hedging purposes;

          (f) Debt described on Schedule 10.7 and any extension, renewal or refinancing thereof so long as the principal amount thereof is not increased;

          (g) [intentionally omitted];

          (h) other Debt, in addition to the Debt listed above, in an aggregate amount not at any time exceeding $1,000,000;

          (i) Debt to The Industrial Development Board of the City of Jefferson City, Tennessee in connection with the industrial development revenue bonds issued thereby secured by a Loan Agreement dated as of December 1, 2004 between the Company and The Industrial Development Board of the City of Jefferson City, Tennessee.

     10.8 Liens. Not, and not permit any Subsidiary to, enter into any agreement with any third party not to incur or permit any lien, pledge or security interest in any of its assets such as a negative pledge agreement with a third party; nor shall the Company or any Subsidiary create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except:

          (a) Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves;

          (b) Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law and (ii) Liens incurred in connection with worker's compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being contested in good faith by appropriate proceedings and not involving any deposits or advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves;

          (c) Liens described on Schedule 10.8;

          (d) subject to the limitation set forth in Section 10.7(b), (i) Liens arising in connection with Capital Leases (and attaching only to the property being leased), (ii) Liens existing on property at the time of the acquisition thereof by the Company or any Subsidiary (and not created in contemplation of such acquisition) and (iii) Liens that constitute purchase money security interests on any property securing debt incurred for the purpose of financing all or any part of the cost of acquiring such property, provided that any such Lien attaches to such property within 60 days of the acquisition thereof and attaches solely to the property so acquired;

          (e) attachments, appeal bonds, judgments and other similar Liens, for sums not exceeding $250,000 arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

          (f) easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of the Company or any Subsidiary;

          (g) Liens arising under the Loan Documents;

          (h) the replacement, extension or renewal of any Lien permitted by clause (c) above upon or in the same property theretofore subject thereto arising out of the extension, renewal or replacement of the Debt secured thereby (without increase in the amount thereof);

          (i) Liens in addition to those otherwise permitted hereunder securing Debt not exceeding $250,000 at any one time outstanding; and

          (j) liens securing Debt permitted under Section 10.7(i).

     10.9 Restricted Payments. Not, and not permit any Subsidiary to, (a) make any distribution to any of its shareholders, (b) purchase or redeem any of its Capital Securities (other than in connection with the Redemption), (c) pay any management fees or similar fees to any of its shareholders or any Affiliate thereof, (d) make any redemption, prepayment, defeasance or repurchase of any Subordinated Debt, or (e) set aside funds for any of the foregoing (other than in connection with the Redemption). Notwithstanding the foregoing, (i) any Subsidiary may pay dividends or make other distributions to the Company or to a Wholly-Owned Subsidiary; and (ii) the Company may pay dividends, make distributions or purchase or redeem Capital Securities so long as (y) no Event of Default or Unmatured Event of Default exists immediately prior to such payment of dividends or would result after giving pro forma effect to such payment of dividends and (z) after giving pro forma effect to any payment of dividends, the Excess Availability would not be less than $3,000,000; for the avoidance of doubt, the requirement set forth in this clause (ii)(z) shall not apply to the Redemption.

     10.10 Mergers, Consolidations, Acquisitions and Sales. Not, and not permit any Subsidiary to, be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, or, except in the ordinary course of its business, sell, transfer, convey or lease all or any substantial part of its assets, or sell or assign with or without recourse any receivables, except for (a) any such merger, consolidation, sale, transfer, conveyance, lease or assignment of or by any Wholly-Owned Subsidiary into the Company or into, with or to any other Wholly-Owned Subsidiary; (b) any such purchase or other acquisition by the Company or any Wholly-Owned Subsidiary of the assets or stock of any Wholly-Owned Subsidiary; (c) any Acquisition by the Company or any Wholly-Owned Subsidiary where (1) immediately before and after giving effect to such Acquisition, no Event of Default or Unmatured Event of Default shall exist; (2) the aggregate consideration to be paid by the Company and its Subsidiaries (including any Debt assumed or issued in connection therewith, the amount thereof to be calculated in accordance with GAAP) in connection with such Acquisition (or any series of related Acquisitions) is less than $5,000,000; (3) immediately after giving effect to such Acquisition, the Company is in pro forma compliance with all the financial ratios and restrictions set forth in Section 10.6; and (4) in the case of the Acquisition of any Person, the Board of Directors of such Person has approved such Acquisition; (d) sales and dispositions of assets (including the Capital Securities of Subsidiaries) for at least fair market value (as determined by the Board of Directors of the Company) so long as the net book value of all assets sold or otherwise disposed of in any Fiscal Year does not exceed 15% of the net book value of the consolidated assets of the Company and its Subsidiaries as of the last day of the preceding Fiscal Year; (e) dissolutions of Subsidiaries which are not Restricted Subsidiaries and (f) those dispositions listed on Schedule
10.10 hereto.

     10.11 Modification of Organizational Documents. Not permit the charter, by-laws or other organizational documents of the Company or any Subsidiary to be amended or modified in any way which could reasonably be expected to materially adversely affect the interests of the Banks.

     10.12 Use of Proceeds. (i) Use the proceeds of the Loans, and the Letters of Credit, solely for working capital, to make payments in connection with the Redemption, for payments permitted under Section 10.9 of this Agreement, for Acquisitions permitted by Section 10.10, for Capital Expenditures, for working capital and liquidity of the Restricted Subsidiaries and for other general corporate purposes; (ii) not, and not permit any other Loan Party to engage, principally or as one of its activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any Margin Stock; and (iii) not, and not permit any other Loan Party to (a) own any Margin Stock, (b) use the proceeds from the Loans, directly or indirectly, to (y) purchase or carry any Margin Stock or (z) for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any Margin Stock, if any of such uses set forth in (a) or (b) above could reasonably be expected to cause any of the Loans under this Agreement to be considered "purpose credit" as such term is defined in Regulations T, U or X of the Board of Governors of the Federal Reserve Board. In furtherance of and not in limitation of the foregoing, the Company intends to use a portion of the proceeds of the Loans to pay the purchase price for the Redemption and any stock so acquired by the Company pursuant to the Redemption will automatically become authorized but unissued pursuant to M.G.L. ch. 156D, Section 6.31(a). No Loan Party will take any action that violates regulations T, U or X of the Federal Reserve Board.

     10.13 Further Assurances. Take, and cause each Restricted Subsidiary to take, such actions as are necessary or as the Agent or the Required Banks may reasonably request from time to time (including the execution and delivery of guaranties, security agreements, pledge agreements, mortgages, deeds of trust, financing statements and other documents, the filing or recording of any of the foregoing, and the delivery of stock certificates and other collateral with respect to which perfection is obtained by possession) to ensure that (a) the obligations of the Company hereunder and under the other Loan Documents (i) are secured at all times by certain assets of the Company and its Restricted Subsidiaries pursuant to the Collateral Documents and (ii) guaranteed by all of its Restricted Subsidiaries (including, promptly upon the acquisition or creation thereof, any Restricted Subsidiary acquired or created after the date hereof) by execution of a counterpart of the Guaranty, (b) the obligations of each Restricted Subsidiary under the Guaranty are secured by certain assets of such Restricted Subsidiary pursuant to the Collateral Documents, and (c) all collections from Accounts Receivable are directed to a bank account maintained with the Agent or Bank of America.

     10.14 Transactions with Affiliates. Not, and not permit any Subsidiary to, enter into, or cause, suffer or permit to exist any transaction, arrangement or contract with any of its other

Affiliates (other than the Company and its Subsidiaries) which is on terms which are less favorable than are obtainable from any Person which is not one of its Affiliates.

     10.15 Employee Benefit Plans. Maintain, and cause each Subsidiary to maintain, each Pension Plan in substantial compliance with all applicable requirements of law and regulations; provided, however, that the Company or any Subsidiary may terminate a Pension Plan so long as it does not cause an Event of Default under Section 12.1.6 of this Agreement.

     10.16 Environmental Matters.

          (a) If any Release or Disposal of Hazardous Substances shall occur or shall have occurred on any real property or any other assets of the Company or any Subsidiary, the Company shall, or shall cause the applicable Subsidiary to, cause the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as necessary to comply with all Environmental Laws and to preserve the value of such real property or other assets. Without limiting the generality of the foregoing, the Company shall, and shall cause each Subsidiary to, comply with any valid Federal or state judicial or administrative order requiring the performance at any real property of the Company or any Subsidiary of activities in response to the Release or threatened Release of a Hazardous Substance.

          (b) To the extent that the transportation of "hazardous waste" as defined by RCRA is permitted by this Agreement, the Company shall, and shall cause its Subsidiaries to, dispose of such hazardous waste only at licensed disposal facilities operating in compliance with Environmental Laws.

     10.17 Unconditional Purchase Obligations. Not, and not permit any Subsidiary to, enter into or be a party to any contract for the purchase of materials, supplies or other property or services if such contract requires that payment be made by it regardless of whether delivery is ever made of such materials, supplies or other property or services.

     10.18 Inconsistent Agreements. Not, and not permit any Subsidiary to, enter into any agreement containing any provision which would (a) be violated or breached by any borrowing by the Company hereunder or by the performance by the Company or any Subsidiary of any of its obligations hereunder or under any other Loan Document, (b) prohibit the Company or any Subsidiary from granting to the Agent, for the benefit of the Banks, a Lien on any of its assets (other than any real property lease which prohibits the Company or any Subsidiary from granting to the Agent, for the benefit of the Banks, a Lien on the Company's or such Subsidiary's leasehold interest with respect to such lease or Fixtures located on the premises subject to such lease) or (c) create or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make other distributions to the Company or any other applicable Subsidiary, or pay any Debt owed to the Company or any other Subsidiary, (ii) make loans or advances to the Company or (iii) transfer any of its assets or properties to the Company.

     10.19. Business Activities. Not, and not permit any Subsidiary to, engage in any line of business other than the businesses engaged in on the date hereof and businesses reasonably related thereto.

     10.20 Investments. Not, and not permit any Subsidiary to, make or permit to exist any Investment in any other Person, except (without duplication) the following:

          (a) Suretyship Liabilities permitted by Section 10.7;

          (b) Cash Equivalent Investments;

          (c) bank deposits in the ordinary course of business, provided that the aggregate amount of all such deposits which are maintained with any bank other than a Bank (or any other bank or financial institution which has entered into an agreement with Agent to perfect Agent's liens on the Collateral which is in a form satisfactory to Agent in its reasonable discretion) shall not at any time exceed $250,000;

          (d) Investments in securities of account debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors;

          (e) Investments to consummate Acquisitions permitted by Section 10.10; and

          (f) Investments listed on Schedule 10.20; and

          (g) Investments in addition to Investments otherwise permitted by this
     Section 10.20 not exceeding $750,000 at any one time outstanding.

provided that (x) any Investment which when made complies with the requirements of the definition of the term "Cash Equivalent Investment" may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; (y) no Investment otherwise permitted by clause (a),
(e), or (g) shall be permitted to be made if, immediately before or after giving effect thereto, any Event of Default or Unmatured Event of Default exists.

     10.21 Fiscal Year. Not change its Fiscal Year without having given the Agent and Banks thirty (30) day's prior written notice of such change.

     10.22 Cancellation of Debt. Not, and not permit any Subsidiary to, cancel any claim or debt owing to it, except for reasonable consideration or in the ordinary course of business, and except for the cancellation of debts or claims not to exceed $250,000 in any Fiscal Year.

     10.23 Negative Pledge on Real Property. Not, and not permit any Subsidiary to pledge, mortgage, grant a security interest in or permit to exist a Lien on, encumber, assign, sell, or otherwise dispose of or transfer, the real property located at 1 Rittenhouse Road, Jefferson City, TN 37760 other than (i) easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of the Company or any Subsidiary and (ii) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law arising in the ordinary course of business for sums not overdue or being contested in good faith by appropriate proceedings and not involving any deposits or advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves.

                                   SECTION 11
                   EFFECTIVENESS; CONDITIONS OF LENDING, ETC.

     The obligation of each Bank to make its Loans and of the Issuing Bank to issue Letters of Credit is subject to the following conditions precedent:

     11.1 Initial Credit Extension. The obligation of the Banks to make the initial Loans and the obligation of the Issuing Bank to issue its initial Letter of Credit (whichever first occurs) is, in addition to the conditions precedent specified in Section 11.2, subject to the conditions precedent that the Agent shall have received all of the following, each duly executed and dated the Closing Date (or such earlier date as shall be satisfactory to the Agent), in form and substance satisfactory to the Agent (and the date on which all such conditions precedent have been satisfied or waived in writing by the Agent and the Banks is called the "Closing Date"):

     11.1.1 Notes. The Notes.

     11.1.2 Resolutions. Certified copies of resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance by the Company of this Agreement, the Notes and the other Loan Documents to which the Company is a party; and certified copies of resolutions of the Board of Directors of each other Loan Party authorizing the execution, delivery and performance by such Loan Party of each Loan Document to which such entity is a party.

     11.1.3 Consents, etc. Copies (certified as true and correct by the Secretary or Assistant Secretary of the Company) of all documents evidencing any necessary corporate or shareholder action, consents and governmental approvals (if any) required for the execution, delivery and performance by the Company and each other Loan Party of the documents referred to in this Section 11.

     11.1.4 Incumbency and Signature Certificates. A certificate of the Secretary or an Assistant Secretary (or other appropriate representative) of each Loan Party certifying the names of the officer or officers of such entity authorized to sign the Loan Documents, together with a sample of the true signature of each such officer (it being understood that the Agent and each Bank may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein).

     11.1.5 Security Agreement. A counterpart of the Security Agreement executed by the Company and each Restricted Subsidiary.

     11.1.6 First Amendment to Reimbursement Agreement. A counterpart of the First Amendment to Amended and Restated Reimbursement Agreement attached hereto as Exhibit H executed by the Company together with any other notes, instruments, certificates, agreements or other documents required to be delivered thereunder.

     11.1.7 Opinion of Counsel. The opinion of WilmerHale, counsel to the Company and Loan Parties.

     11.1.8 Insurance. Evidence satisfactory to the Agent of the existence of insurance required to be maintained pursuant to Section 10.3(b), together with evidence that the Agent has been named as a lender's loss payee and an additional insured on all related insurance policies.

     11.1.9 Payment of Fees. Evidence of payment by the Company of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, including, but not limited to, the Loan Fee, together with all Attorney Costs of the Agent to the extent invoiced prior to the Closing Date, plus such additional amounts of Attorney Costs as shall constitute the Agent's reasonable estimate of Attorney Costs incurred or to be incurred by the Agent through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between the Company and the Agent).

     11.1.10 Search Results; Lien Terminations. Certified copies of Uniform Commercial Code Requests for Information or Copies (Form UCC-11), or a similar search report certified by a party acceptable to the Agent, dated a date reasonably near to the Closing Date, listing all effective financing statements which name the Company and each Subsidiary other than foreign Subsidiaries (under their present names and any previous names) as debtors and which are filed in the jurisdictions in which filings are to be made pursuant to the Collateral Documents, together with (i) copies of such financing statements,
(ii) executed copies of proper Uniform Commercial Code Form UCC-3 termination statements, if any, necessary to release all Liens and other rights of any Person in any collateral described in the Collateral Documents previously granted by any Person (other than Liens permitted by Section 10.8) and (iii) such other Uniform Commercial Code Form UCC-3 termination statements as the Agent may reasonably request.

     11.1.11 Filings, Registrations and Recordings. The Agent shall have received each document (including Uniform Commercial Code financing statements) required by the Collateral Documents or under law or reasonably requested by the Agent to be filed, registered or recorded in order to create in favor of the Agent, for the benefit of the Banks, a perfected Lien on the collateral described therein, prior and superior to any other Person, in proper form for filing, registration or recording.

     11.1.12 Closing Certificate. A certificate signed by a the Chief Financial Officer of the Company dated as of the Closing Date, affirming the matters set forth in Section 11.2.1 as of the Closing Date.

     11.1.13 Borrowing Base Certificate. Borrowing Base Certificate dated within thirty (30) days before the Closing Date.

     11.1.14 Other. Such other documents as the Agent or any Bank may reasonably request.

     11.2 Conditions. The obligation (a) of each Bank to make each Loan and (b) of the Issuing Bank to issue each Letter of Credit is subject to the following further conditions precedent that:

     11.2.1 Compliance with Warranties, No Default, etc. Both before and after giving effect to any borrowing and the issuance of any Letter of Credit, the following statements shall be true and correct:

          (a) the representations and warranties of the Company and each Subsidiary set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); and

          (b) no Event of Default or Unmatured Event of Default shall have then occurred and be continuing.

     11.2.2 Confirmatory Certificate. If requested by the Agent or any Bank, the Agent shall have received (in sufficient counterparts to provide one to each Bank) a certificate dated the date of such requested Loan or Letter of Credit and signed by a duly authorized representative of the Company as to the matters set out in Section 11.2.1 (it being understood that each request by the Company for the making of a Loan or the issuance of a Letter of Credit shall be deemed to constitute a warranty by the Company that the conditions precedent set forth in Section 11.2.1 will be satisfied at the time of the making of such Loan or the issuance of such Letter of Credit), together with such other documents as the Agent or any Bank may reasonably request in support thereof.

                                   SECTION 12
                       EVENTS OF DEFAULT AND THEIR EFFECT

     12.1 Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

     12.1.1 Non-Payment of the Loans, etc. Default in the payment when due of the principal of any Loan; or default, and continuance thereof for three (3) Business Days, in the payment when due of any interest, fee, reimbursement obligation with respect to any Letter of Credit or other amount payable by the Company hereunder or under any other Loan Document.

     12.1.2. Non-Payment of Other Debt. Any default shall occur under the terms applicable to any Debt of the Company or any Subsidiary, including but not limited to any obligations arising under the Reimbursement Agreement, in an aggregate amount (for all such Debt so affected) exceeding $500,000 and such default shall (a) consist of the failure to pay such Debt when due, whether by acceleration or otherwise, or (b) accelerate the maturity of such Debt or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable (or require the Company or any Subsidiary to purchase or redeem such Debt) prior to its expressed maturity.

     12.1.3 Bankruptcy, Insolvency, etc. The Company or any Subsidiary becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or the Company or any Subsidiary applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for the Company or such Subsidiary or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for the Company or any Subsidiary or for a substantial part of the property of any thereof and is not discharged within 60 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of the Company or any Subsidiary, and if such case or proceeding is not commenced by the Company or such Subsidiary, it is consented to or acquiesced in by the Company or such Subsidiary, or remains for 30 days undismissed; or the Company or any Subsidiary takes any action to authorize, or in furtherance of, any of the foregoing.

     12.1.4 Non-Compliance with Loan Documents. (a) Failure by the Company to comply with or to perform any covenant set forth in Sections 10.1.5(a), 10.5 through 10.6, 10.9 through 10.14 and 10.19 through 10.21; or (b) failure by the Company to comply with or to perform any other provision of this Agreement or any other Loan Document (and not constituting an Event of Default under any other provision of this Section 12) and continuance of such failure described in this clause (b) for 30 days.

     12.1.5 Warranties. Any warranty made by the Company or any Subsidiary herein or any other Loan Document is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice or other writing furnished by the Company or any Subsidiary to the Agent or any Bank in connection herewith is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

     12.1.6 Pension Plans. (i) Institution of any steps by the Company or any other Person to terminate a Pension Plan if as a result of such termination the Company could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in either case in excess of $500,000; (ii) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA; or (iii) there shall occur any withdrawal or partial withdrawal from a Multiemployer Pension Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Pension Plans as a result of such withdrawal (including any outstanding withdrawal liability that the Company and the Controlled Group have incurred on the date of such withdrawal) exceeds $500,000.

     12.1.7 Judgments. Final judgments which exceed an aggregate of $500,000 shall be rendered against the Company or any Subsidiary and shall not have been paid, discharged or vacated or had execution thereof stayed pending appeal within 30 days after entry or filing of such judgments.

     12.1.8 Invalidity of Collateral Documents, Loan Documents, etc. Any Collateral Document or Loan Document shall cease to be in full force and effect; or the Company or any

Subsidiary (or any Person by, through or on behalf of the Company or any Subsidiary) shall contest in any manner the validity, binding nature or enforceability of any Collateral Document or Loan Document.

     12.1.9 Invalidity of Subordination Provisions, etc. Any subordination provision in any document or instrument governing Subordinated Debt, or any subordination provision in any guaranty by any Subsidiary of any Subordinated Debt, shall cease to be in full force and effect, or the Company or any other Person (including the holder of any applicable. Subordinated Debt) shall contest in any manner the validity, binding nature or enforceability of any such provision.

     12.1.10 Change of Control. During any period of 12 consecutive months, a majority of the members (excluding any vacancies) of the Company's Board of Directors or other equivalent governing body of the company cease to be composed of individuals (i) who were members of such Board of Directors or equivalent governing body on the first day of such period, (ii) whose election or nomination to such Board of Directors or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of such Board of Directors or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body were approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of such Board of Directors or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the Company's Board of Directors).

     12.1.11 Material Adverse Effect. The occurrence of any event having a Material Adverse Effect.

     12.2 Effect of Event of Default. If any Event of Default described in
Section 12.1.3 shall occur, the Commitments (if they have not theretofore terminated) shall immediately terminate and the Loans and all other obligations hereunder shall become immediately due and payable and the Company shall become immediately obligated to Cash Collateralize all Letters of Credit, all without presentment, demand, protest or notice of any kind; and, if any other Event of Default shall occur and be continuing, the Agent (upon written request of the Required Banks) shall declare the Commitments (if they have not theretofore terminated) to be terminated and/or declare all Loans and all other obligations hereunder to be due and payable and/or demand that the Company immediately Cash Collateralize all Letters of Credit, whereupon the Commitments (if they have not theretofore terminated) shall immediately terminate and/or all Loans and all other obligations hereunder shall become immediately due and payable and/or the Company shall immediately become obligated to Cash Collateralize all Letters of Credit, all without presentment, demand, protest or notice of any kind. The Agent shall promptly advise the Company of any such declaration, but failure to do so shall not impair the effect of such declaration. Notwithstanding the foregoing, the effect as an Event of Default of any event described in Section
12.1.1 or Section 12.1.3 may be waived by the written concurrence of all of the Banks, and the effect as an Event of Default of any other event described in this Section 12 may be waived by the written concurrence of the Required Banks. Any cash collateral delivered hereunder shall be held by the Agent (without liability for interest thereon) and applied to obligations arising in connection with any drawing under a Letter of Credit. After the expiration or termination of all Letters of Credit, such cash collateral shall be applied by the Agent to any remaining obligations hereunder and any excess shall be delivered to the Company or as a court of competent jurisdiction may elect.

                                   SECTION 13
                                    THE AGENT

     13.1 Appointment and Authorization.

          (a) Each Bank hereby irrevocably (subject to Section 13.9) appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.

          (b) The Issuing Bank shall act on behalf of the Banks with respect to any Letters of Credit issued by it and the documents associated therewith. The Issuing Bank shall have all of the benefits and immunities (i) provided to the Agent in this Section 13 with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term "Agent", as used in this Section 13, included the Issuing Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.

     13.2 Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through Agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any Agent or attorney-in-fact that it selects with reasonable care.

     13.3 Liability of Agent. None of the Agent nor any of its directors, officers, employees or agents shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Banks for any recital, statement, representation or warranty made by the Company or any Subsidiary or Affiliate of the Company, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Company or any other party to any Loan Document to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Company or any of the Company's Subsidiaries or Affiliates,

     13.4 Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper. Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Banks as it deems appropriate and, if it so requests, confirmation from the Banks of their obligation to indemnify the Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Banks and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Banks.

     13.5 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Banks, unless the Agent shall have received written notice from a Bank or the Company referring to this Agreement, describing such Event of Default or Unmatured Event of Default and stating that such notice is a "notice of default". The Agent will notify the Banks of its receipt of any such notice. The Agent shall take such action with respect to such Event of Default or Unmatured Event of Default as may be requested by the Required Banks in accordance with Section 12; provided that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Unmatured Event of Default as it shall deem advisable or in the best interest of the Banks.

     13.6 Credit Decision. Each Bank acknowledges that the Agent has not made any representation or warranty to it, and that no act by the Agent hereafter taken, including any review of the affairs of the Company and its Subsidiaries, shall be deemed to constitute any representation or warranty by the Agent to any Bank. Each Bank represents to the Agent that it has, independently and without reliance upon the Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries, and made its own decision to enter into this Agreement and to extend credit to the Company hereunder. Each Bank also represents that it will, independently and without reliance upon the Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly herein required to be furnished to the Banks by the Agent, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of the Company which may come into the possession of the Agent.

     13.7 Indemnification. Whether or not the transactions contemplated hereby are consummated, the Banks shall indemnify upon demand the Agent and its directors, officers, employees and Agents (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do
so), pro rata, from and against any and all Indemnified Liabilities; provided that no Bank shall be liable for any payment to any such Person of any portion of the Indemnified Liabilities resulting from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Company. The undertaking in this Section shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit, any foreclosure under, or modification, release or discharge of, any or all of the Collateral Documents, termination of this Agreement and the resignation or replacement of the Agent.

     13.8 Agent in Individual Capacity. LaSalle and its Affiliates (as well as any other Bank) may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Company and its Subsidiaries and Affiliates as though LaSalle were not the Agent or the Issuing Bank hereunder and without consent of the Banks (unless such action would require such consent pursuant to the terms of this Agreement). Each Bank agrees to give notice of any such activities to the other Banks. The Banks acknowledge that, pursuant to such activities, LaSalle or its Affiliates may receive information regarding the Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or such Affiliate) and acknowledge that the Agent shall be under no obligation to provide such information to them. With respect to their Loans (if any), LaSalle and its Affiliates shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though LaSalle were not the Agent and the Issuing Bank, and the terms "Bank" and "Banks" include LaSalle and its Affiliates, to the extent applicable, in their individual capacities.

     13.9 Successor Agent. The Agent may resign as Agent upon 30 days' notice to the Banks and the Company. If the Agent resigns under this Agreement, the Required Banks shall, with (so long as no Event of Default exists) the consent of the Company (which shall not be unreasonably withheld or delayed), appoint from among the Banks a successor Agent for the Banks. If no successor Agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Banks and the Company, a successor Agent from among: the Banks. Upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "Agent" shall mean such successor Agent, and the retiring Agent's appointment, powers and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 13 and Sections 14.6 and 14.13 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of the Agent hereunder until such time, if any, as the Required Banks appoint a successor Agent as provided for above.

     13.10 Collateral Matters. The Banks irrevocably authorize the Agent, at its option and in its discretion, (a) to release any Lien granted to or held by the Agent under any Collateral Document (i) upon termination of the Commitments and payment in full of all Loans and all other obligations of the Company hereunder and the expiration or termination of all Letters of Credit; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder; or (iii) subject to Section 14.1, if approved, authorized or ratified in writing by the Required Banks; or (b) to subordinate its interest in any collateral to any holder of a Lien on such collateral which is permitted by clause (d)(i) or (d)(iii) of Section 10.8 (it being understood that the Agent may conclusively rely on a certificate from the Company in determining whether the Debt secured by any such Lien is permitted by Section 10.7(b)). Upon request by the Agent at any time, the Banks will confirm in writing the Agent's authority to release, or subordinate its interest in, particular types or items of collateral pursuant to this Section 13.10.

     13.11 Amendment of Section 13. The Company hereby agrees that the provisions of this Section 13 (other than Section 13.9) generally constitute an agreement among the Agent and the Banks and that any and all of the provisions of this Section 13 (other than Section 13.9) may be amended at any time by the Banks without the consent or approval of, but with notice to, the Company (other than any provision in addition to Section 13.9 to the extent that it directly or in any material way affects the Company).

                                   SECTION 14
                                     GENERAL

     14.1 Waiver; Amendments. No delay on the part of the Agent or any Bank in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. This Agreement and the other Loan

Documents are intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement and the other Loan Documents. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superceded by this Agreement and the other Loan Documents, and no party is relying on any promise, agreement or understanding not set forth in this Agreement and the other Loan Documents. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the Notes shall in any event be effective unless the same shall be in writing and signed and delivered by Banks having an aggregate Pro Rata Share of not less than the aggregate Pro Rata Share expressly designated herein with respect thereto or, in the absence of such designation as to any provision of this Agreement or the Notes, by the Required Banks, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, modification, waiver or consent shall change the Pro Rata Share of any Bank without the consent of such Bank. No amendment, modification, waiver or consent shall (i) increase the Revolving Commitment Amount, (ii) extend the date for payment of any principal of or interest on the Loans or any fees payable hereunder, (iii) reduce the principal amount of any Loan, the rate of interest thereon or any fees payable hereunder, or (iv) reduce the aggregate Pro Rata Share required to effect an amendment, modification, waiver or consent without, in each case, the consent of all Banks. No provision of Section 13, or other provision of this Agreement affecting the Agent in its capacity as such shall be amended, modified or waived without the consent of the Agent. No provision of this Agreement relating to the rights or duties of the Issuing Bank in its capacity as such shall be amended, modified or waived without the consent of the Issuing Bank.

     14.2 Confirmations. The Company and each holder of a Note agree from time to time, upon written request received by it from the other, to confirm to the other in writing (with a copy of each such confirmation to the Agent) the aggregate unpaid principal amount of the Loans then outstanding under such Note.

     14.3 Notices. Except as otherwise provided in Sections 2.2.2 and 2.2.3, all notices hereunder shall be in writing (including facsimile transmission) and shall be sent to the applicable party at its address shown on Schedule 14.3 or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose. Notices sent by facsimile transmission shall be deemed to have been given when sent; notices sent by mail shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received. For purposes of Sections 2.2.2 and 2.2.3, the Agent shall be entitled to rely on telephonic instructions from any person that the Agent in good faith believes is an authorized officer or employee of the Company, and the Company shall hold the Agent and each other Bank harmless from any loss, cost or expense resulting from any such reliance.

     14.4 Computations. Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall, to the extent applicable and except as otherwise specified in this Agreement, be made in accordance with GAAP, consistently applied; provided that if the Company notifies the

Agent that the Company wishes to amend any covenant in Section 10 to eliminate or to take into account the effect of any change in GAAP on the operation of such covenant (or if the Agent notifies the Company that the Required Banks wish to amend Section 10 for such purpose), then the Company's compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory, to the Company and the Required Banks.

     14.5 Regulation U. Each Bank represents that it in good faith is not relying, either directly or indirectly, upon any Margin Stock as collateral security for the extension or maintenance by it of any credit provided for in this Agreement.

     14.6 Costs, Expenses and Taxes. The Company agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Banks (including Attorney Costs) in connection with the preparation, execution, syndication and delivery of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendment, supplement or waiver to any Loan Document), and all reasonable out-of-pocket costs and expenses (including Attorney Costs) incurred by the Agent and each Bank after an Event of Default in connection with the enforcement of this Agreement, the other Loan Documents or any such other documents. In addition, the Company agrees to pay, and to save the Agent and the Banks harmless from all liability for, (a) any stamp or other taxes (excluding Excluded Taxes) which may be payable in connection with the execution and delivery of this Agreement, the borrowings hereunder, the issuance of the Notes or the execution and delivery of any other Loan Document or any other document provided for herein or delivered or to be ' delivered hereunder or in connection herewith and (b) any reasonable fees of the Company's auditors in connection with any reasonable exercise by the Agent and the Banks of their rights pursuant to Section 10.2. All obligations provided for in this Section 14.6 shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit and termination of this Agreement.

     14.7 Subsidiary References. The provisions of this Agreement relating to Subsidiaries shall apply only during such times as the Company has one or more Subsidiaries.

     14.8 Captions. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

     14.9 Assignments; Participations.

     14.9.1 Assignments. Any Bank may, with the prior written consents of the Issuing Bank (for an assignment of the Revolving Loans and any Revolving Loan Commitments) and the Agent and (so long as no Event of Default exists) the Company (which consents shall not be unreasonably delayed or withheld and, in any event, shall not be required for an assignment by a Bank to one of its Affiliates), at any time assign and delegate to one or more commercial banks or other Persons (any Person to whom such an assignment and delegation is to be made being herein called an "Assignee") pursuant to written assignment agreements executed by such assigning Bank, such Assignee, the Company and the Agent which agreements shall specify in each instance the portion of the assigning Bank's Loans which is to be assigned to such Assignee and the portion of the Commitments of the assigning Bank to be assumed by the Assignee (the "Assignment Agreements") all or any fraction of such Bank's Loans and Commitment (which assignment and delegation shall be of a constant, and not a varying, percentage of all the assigning Bank's Loans and Commitment) in a minimum aggregate amount equal to the lesser of (i) the amount of the assigning Bank's Pro Rata Share of the Revolving Commitment Amount and Term Commitment and (ii) $5,000,000; provided that (a) no assignment and delegation may be made to any Person if, at the time of such assignment and delegation, the Company would be obligated to pay any greater amount under Section 7.6 or Section 8 to the Assignee than the Company is then obligated to pay to the assigning Bank under such Sections (and if any assignment is made in violation of the foregoing, the Company will not be required to pay the incremental amounts) and (b) the Company and the Agent shall be entitled to continue to deal solely and directly with such Bank in connection with the interests so assigned and delegated to an Assignee until the date when all of the following conditions shall have been met:

          (x) five Business Days (or such lesser period of time as the Agent and the assigning Bank shall agree) shall have passed after written notice of such assignment and delegation, together with payment instructions, addresses and related information with respect to such Assignee, shall have been given to the Company and the Agent by such assigning Bank and the Assignee,

          (y) the assigning Bank and the Assignee shall have executed and delivered to the Company and the Agent an Assignment Agreement, together with any documents required to be delivered thereunder, which Assignment Agreement shall have been accepted by the Agent and, if applicable, the Company, and

          (z) except in the case of an assignment by a Bank to one of its Affiliates, the assigning Bank or the Assignee shall have paid the Agent a processing fee of $3,500.

From and after the date on which the conditions described above have been met,
(x) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Bank hereunder and (y) the assigning Bank, to the extent that rights and obligations hereunder have been assigned and delegated by it pursuant to such Assignment Agreement, shall be released from its obligations hereunder. Within five Business Days after effectiveness of any assignment and delegation, the Company shall execute and deliver to the Agent (for delivery to the Assignee and the Assignor, as applicable) a new Revolving Loan Note in the principal amount of the Assignee's Pro Rata Share of the Revolving Commitment Amount and a new Term Loan Note in the principal amount of the Assignee's Pro Rata Share of the Term Commitment and, if the assigning Bank has retained any Commitments hereunder, a replacement Revolving Loan Note in the principal amount of the Pro Rata Share of the Revolving Commitment Amount retained by the assigning Bank and/or a replacement Term Loan Note in the principal amount of the Pro Rata Share of the Term Commitment retained by the assigning Bank, as applicable (such Notes to be in exchange for, but not in payment of, the predecessor Notes held by such assigning Bank).

Each such Note shall be dated the effective date of such assignment. The assigning Bank shall mark the predecessor Note "exchanged" and deliver it to the Company. Accrued interest on that part of the predecessor Note being assigned shall be paid as provided in the Assignment Agreement, subject to the terms hereof. Accrued interest and fees on that part of the predecessor Note not being assigned shall be paid to the assigning Bank, subject to the terms hereof. Accrued interest and accrued fees shall be paid at the same time or times provided in the predecessor Note and in this Agreement. Any attempted assignment and delegation not made in accordance with this Section 14.9.1 shall be null and void.

     Notwithstanding the foregoing provisions of this Section 14.9.1 or any other provision of this Agreement, any Bank may at any time assign all or any portion of its Loans and its Notes to a Federal Reserve Bank (but no such assignment shall release any Bank from any of its obligations hereunder).

     14.9.2 Participations. Any Bank may at any time sell to one or more commercial banks or other Persons participating interests in any Loan owing to such Bank, the Note(s) held by such Bank, the Commitment of such Bank, the direct or participation interest of such Bank in any Letter of Credit or any other interest of such Bank hereunder (any Person purchasing any such participating interest being herein called a "Participant"). In the event of a sale by a Bank of a participating interest to a Participant, (x) such Bank shall remain the holder of its Note(s) for all purposes of this Agreement, (y) the Company and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations hereunder and (z) all amounts payable by the Company shall be determined as if such Bank had not sold such participation and shall be paid directly to such Bank. No Participant shall have any direct or indirect voting rights hereunder except with respect to any of the events described in the fourth sentence of Section 14.1. Each Bank agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Bank enters into with any Participant. The Company agrees that each Participant shall be entitled to the benefits of
Section 7.6 and Section 8 as if it were a Bank (provided that no Participant shall receive, nor shall the Company be obligated to pay, any greater compensation pursuant to Section 7.6 or Section 8 than would have been paid to the participating Bank if no participation had been sold).

     14.10 Governing Law. This Agreement and each Note shall be a contract made under and governed by the internal laws of the State of Illinois applicable to contracts made and to be performed entirely within such State. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All obligations of the Company and rights of the Agent and the Banks expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law.

     14.11 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement.

     14.12 Successors and Assigns. This Agreement shall be binding upon the Company, the Banks and the Agent and their respective successors and assigns, and shall inure to the benefit of the Company, the Banks and the Agent and the successors and assigns of the Banks and the Agent.

     14.13 Indemnification by the Company. In consideration of the execution and delivery of this Agreement by the Agent and the Banks and the agreement to extend the Commitments provided hereunder, the Company hereby agrees to indemnify, exonerate and hold the Agent, each Bank and each of the officers, directors, employees, Affiliates and Agents of the Agent and each Bank (each a "Bank Party") free and harmless from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including Attorney Costs (collectively, the "Indemnified Liabilities"), incurred by the Bank Parties or any of them as a result of, or arising out of, or relating to (i) any tender offer, merger, purchase of stock, purchase of assets or other similar transaction financed or proposed to be financed in whole or in part, directly or indirectly, with the proceeds of any of the Loans, (ii) the use, handling, release, emission, discharge, transportation, storage, treatment or disposal of any hazardous substance at any property owned or leased by the Company or any Subsidiary, (iii) any violation of any Environmental Laws with respect to conditions at any property owned or leased by the Company or any Subsidiary or the operations conducted thereon, (iv) the investigation, cleanup or remediation of offsite locations at which the Company or any Subsidiary or their respective predecessors are alleged to have directly or indirectly disposed of hazardous substances or (v) the execution, delivery, performance or enforcement of this Agreement or any other Loan Document by any of the Bank Parties, except for any such Indemnified Liabilities arising on account of the applicable Bank Party's gross negligence or willful misconduct. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. All obligations provided for in this Section 14.13 shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit, any foreclosure under, or any modification, release or discharge of, any or all of the Collateral Documents and termination of this Agreement.

     14.14 Nonliability of Banks. The relationship between the Company on the one hand and the Banks and the Agent on the other hand shall be solely that of borrower and lender. Neither the Agent nor any Bank shall have any fiduciary responsibility to the Company. Neither the Agent nor any Bank undertakes any responsibility to the Company to review or inform the Company or any matter in connection with any phase of the Company's business or operations. The Company agrees that neither the Agent nor any Bank shall have liability to the Company (whether sounding in tort, contract or otherwise) for losses suffered by the Company in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Agent nor any Bank shall have any liability with respect to, and the Company hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by the Company in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

     14.15 Information/Confidentiality. As required by federal law and the Agent's policies and practices, the Agent may need to obtain, verify, and record certain customer identification information and documentation in connection with opening or maintaining accounts, or establishing or continuing to provide services. The Agent and each Bank agree to use commercially reasonable efforts (equivalent to the efforts the Agent or such Bank applies to maintain the confidentiality of its own confidential information) to maintain as confidential all information provided to them by any Loan Party and designated as confidential, except that the Agent and each Bank may disclose such information
(a) to Persons employed or engaged by the Agent or such Bank in evaluating, approving, structuring or administering the Loans; (b) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 14.15 (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any federal or state regulatory authority or examiner, or any insurance industry association, or as reasonably believed by the Agent or such Bank to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of the Agent's or such Bank's counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which the Agent or such Bank is a party; (f) to any nationally recognized rating agency that requires access to information about a Bank's investment portfolio in connection with ratings issued with respect to such Bank; (g) to any Affiliate of the Agent, the Issuing Bank or any other Bank if such parties agree to be bound by the confidentiality obligations of the Agent and Banks set forth in this Section 14.15; or (h) that ceases to be confidential through no fault of the Agent or any Bank.

     14.16 FORUM SELECTION AND CONSENT TO JURISDICTION. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS; PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE AGENT'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. THE COMPANY HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. THE COMPANY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF ILLINOIS. THE COMPANY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN

INCONVENIENT FORUM.

     14.17 WAIVER OF JURY TRIAL. EACH OF THE COMPANY, THE AGENT AND EACH BANK HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EXCEPT AS PROHIBITED BY LAW, THE COMPANY HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. THE COMPANY CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE AGENT OR ANY BANK HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE AGENT OR ANY BANK WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR AGENT AND THE BANKS TO ACCEPT THIS AGREEMENT AND MAKE THE LOANS.

     14.18 Existing Credit Agreement; Effectiveness of Amendment and Restatement. Until this Agreement becomes effective in accordance with the conditions set forth in Section 11, the Existing Credit Agreement shall remain in full force and effect and shall not be affected hereby. After the Closing Date, all obligations of the Company under the Existing Credit Agreement shall become obligations of the Company hereunder, secured by the Collateral Documents, and the provisions of the Existing Credit Agreement shall be superseded by the provisions hereof; provided, that (i) the Existing Credit Agreement shall continue to apply to all events, circumstances and periods arising or existing prior to the Closing Date and (ii) the effectiveness of this Agreement shall not be deemed to be a waiver of or consent to any default or other violation of the terms of the Existing Credit Agreement or other Loan Documents occurring or existing prior to the Closing Date.

     14.19 Confirmation/Ratification of the Revolving Loan. The Company hereby agrees that, as of the Closing Date, it is fully and truly indebted to the Banks for the full amount of the Loans stated herein. Furthermore, without limiting any of the other provisions of this Agreement, the Company and each Bank agrees that (i) the loans made to the Company by the Banks shall be subject to and shall benefit from all of the provisions of this Agreement and the other Loan Documents applicable to the Loans hereunder and thereunder, and (ii) the unpaid principal of and interest on the Loans are obligations of the Company hereunder and under the other Loan Documents.

     14.20 Effect of Amendment and Restatement of the Existing Credit Agreement.

          (a) On the Closing Date, the Existing Credit Agreement shall be amended and restated in its entirety. The parties hereto acknowledge and agree that (i) this Agreement and the other Loan Documents, whether executed and delivered in connection herewith or otherwise, do not constitute a novation, payment and reborrowing, or termination of the obligations of the Company under the Existing Credit Agreement as in effect prior to the Closing Date and which remain outstanding; (ii) such obligations of the Company under the Existing Credit Agreement are in all respects continuing (as amended and restated hereby); (iii) the Liens and security interests as granted under the Collateral Documents securing payment of such obligations of the Company under the Existing Credit Agreement are in all respects continuing and in full force and effect;
(iv) references in the Loan Documents to the "Credit Agreement" shall be deemed to be references to this Agreement, and to the extent necessary to effect the foregoing, each such Loan Document is hereby deemed amended accordingly, (v) all of the terms and provisions of the Existing Credit Agreement shall continue to apply for the period prior to the Closing Date, including any determinations of payment dates, interest rates, Events of Default or any amount that may be payable to the Agent or the Banks (or their assignees or replacements hereunder), (vi) the obligations under the Existing Credit Agreement shall continue to be paid or prepaid on or prior to the Closing Date, and shall from and after the Closing Date continue to be owing and be subject to the terms of this Agreement, (vii) all references in the Loan Documents to the "Banks" or a "Bank" or to the "Agent" shall mean such terms as defined in this Agreement.

          (b)The Company, the Agent and the Banks and the other parties hereto acknowledge and agree that all principal, interest, fees, costs, reimbursable expenses and indemnification obligations accruing or arising under or in connection with the Existing Credit Agreement which remain unpaid and outstanding as of the Closing Date shall be and remain outstanding and payable as an obligation under this Agreement and the other Loan Documents.

     14.21 Existing Agreements Superseded. As set forth herein, the Existing Credit Agreement is superseded by this Agreement, which has been executed in renewal, amendment, restatement and modification, but not in novation or extinguishment of, the obligations under the Existing Credit Agreement.

                            [signature page attached]

     Delivered at Chicago, Illinois, as of the day and year first above written.

                                        NASHUA CORPORATION


                                        By: /s/ John L. Patenaude
                                            ------------------------------------
                                        Title: Chief Financial Officer


                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        as Agent, Issuing Bank and as a Bank


                                        By: /s/ Rod A. Murray
                                            ------------------------------------
                                        Title: SVP


                                        BANK OF AMERICA, as a Bank


                                        By: /s/ Kenneth R. Sheldon
                                            ------------------------------------
                                        Title: SVP

                                    Exhibit A

                           Form of Revolving Loan Note

                                    Exhibit B

                             Form of Term Loan Note

                                    Exhibit C

                         Form of Compliance Certificate

                                    Exhibit D

             Form of Second Amended and Restated Security Agreement

                                    Exhibit E

                       Form of Borrowing Base Certificate

                                    Exhibit F

                                Form of Guaranty

                                    Exhibit G

                Form of LaSalle Master Letter of Credit Agreement

                                    Exhibit H

     Form of First Amendment to Amended and Restated Reimbursement Agreement

                                PRICING SCHEDULE

     The LIBOR Margin, the Base Rate Margin, the Non-Use Fee Rate and the LC Fee Rate shall be determined as set forth below. As of the date hereof, the applicable rates shall be at the "Tier I" level referenced below until the next Adjustment Date.

     The LIBOR Margin, the Base Rate Margin, the Non-Use Fee Rate and the LC Fee Rate shall be equal to the applicable rate per annum set forth in the table below opposite the applicable Total Debt to Adjusted EBITDA Ratio:

                        TOTAL DEBT              LIBOR   BASE RATE    NON-USE   LC FEE
TIERS            TO ADJUSTED EBITDA RATIO      MARGIN    MARGIN     FEE RATE    RATE
-----      ---------------------------------   ------   ---------   --------   ------
Tier IV    Greater than 2.50:1                  2.00%      .25%       .375%     2.00%
Tier III   Greater than 2.00:1 but less than
           or equal to 2.50:1                   1.75%        0%        .25%     1.75%
Tier II    Greater than 1.50 to 1.00 but
           less than or equal to 2.00:1         1.50%        0%        .25%     1.50%
Tier I     Less than or equal to 1.50:1         1.25%        0%        .25%     1.25%

     The LIBOR Margin, the Base Rate Margin, the Non-Use Fee Rate and the LC Fee Rate shall be adjusted, to the extent applicable, on the 45th day or, in the case of the last Fiscal Quarter of each Fiscal Year, the 120th day after the end of each Fiscal Quarter (each such date, an "Adjustment Date"), retroactively to the first day of such Fiscal Quarter, based on the Total Debt to Adjusted EBITDA Ratio as of the last day of such Fiscal Quarter; it being understood that if the Company fails to deliver the financial statements required by Section 10.1.1 or 10.1.2, as applicable, and the related Compliance Certificate, required by
Section 10.1.3 by the 45th day (or, if applicable, the 120th day) after any Fiscal Quarter, the LIBOR Margin shall be 2.00%, the Base Rate Margin shall be ..25%, the Non-Use Fee Rate shall be .375% and the LC Fee Rate shall be 2.00% until such financial statements and Compliance Certificate are delivered. Notwithstanding the foregoing, no reduction to the foregoing interest rate margins or fee rates shall become effective at any time when an Event of Default or Unmatured Event of Default has occurred and is continuing.

                                  Schedule 2.1

                            BANKS AND PRO RATA SHARES

                                      Revolving Loan    Pro Rata    Term Loan   Pro Rata
               Bank                 Commitment Amount     Share     Commitment     Share
               ----                 -----------------   --------   -----------   --------
LaSalle Bank National Association      $14,000,000       50.00%    $ 5,000,000    50.00%
Bank of America                        $14,000,000       50.00%    $ 5,000,000    50.00%
                                       -----------       -----     -----------    -----
   TOTALS                              $28,000,000         100%    $10,000,000      100%
                                       ===========       =====     ===========    =====